As filed with the Securities and Exchange Commission on April 28, 2016

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LINGERIE FIGHTING CHAMPIONSHIPS, INC,
(Exact name of registrant in its charter)

Nevada	7900	20-8009362
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

6955 North Durango Drive
Suite 1115-129
Las Vegas, NV 89149
Tel.: (702) 527-2942
 (Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

N/A
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:
Gregg E. Jaclin, Esq.
John O’Leary, Esq.
Szaferman, Lakind, Blumstein & Blader, P.C.
101 Grovers Mill Road, Second Floor
Lawrenceville, NJ 08648
Tel. No.: (609) 275-0400
Fax No.: (609) 275-4511

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of large accelerated filer, accelerated filer and smaller reporting company in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

 Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $0.001 per share, issuable pursuant to a certain investment agreement purchase agreement	3,500,000	$0.14	$490,000	$49.35
Total	3,500,000	$0.14	$490,000	$49.35

(1)
We are registering 3,500,000 shares of our common stock that we will put to Tangiers Global, LLC (“Tangiers”) pursuant to that certain investment agreement dated April 4, 2016 (the “Investment Agreement”). In the event of stock splits, stock dividends or similar transactions involving the common stock, the number of common shares registered shall, unless otherwise expressly provided, automatically be deemed to cover the additional securities to be offered or issued pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). In the event that the adjustment provisions of the Investment Agreement require the registrant to issue more shares than are being registered in this registration statement, for reasons other than those stated in Rule 416 of the Securities Act, the registrant will file a new registration statement to register those additional shares.

(2)
The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o) of the Securities Act on the basis of the closing price of the common stock of the registrant as reported on the OTC Pink on April 25, 2016.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission (the “SEC”) is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED April___, 2016

LINGERIE FIGHTING CHAMPIONSHIPS, INC.

3,500,000 Shares of Common stock

This prospectus relates to the resale of up to 3,500,000 shares of common stock of Lingerie Fighting Championships, Inc. (“we” or the “Company”), par value $0.0001 per share (the “Common Stock”), issuable to Tangiers Global, LLC (“Tangiers) pursuant to the Investment Agreement.  On April 6, 2016, we closed on an Investment Agreement with Tangiers, a Wyoming limited liability company. Pursuant to the terms of the Investment Agreement, Tangiers committed to purchase up to $5,000,000 of our Common Stock during the Open Period. From time to time during the Open Period, the Company may deliver a drawdown notice to Tangiers which states the dollar amount that we intend to sell to Tangiers on a date specified in the put notice (the “Put Notice”). The maximum investment amount per notice shall be shall be equal to one hundred percent (100%) of the average of the daily trading dollar volume (U.S. market only) of the Common Stock for the ten (10) consecutive Trading Days immediately prior to the applicable Put Notice Date so long as such amount does not exceed an accumulative amount per month of $100,000 unless a prior approval of the Investor is obtained by the Company. The total purchase price to be paid, in connection to the Put Notice, by Tangiers shall be calculated at a eighteen percent (18%) discount of the lowest trading price of the Common Stock during the five (5) consecutive Trading Days immediately succeeding the applicable Put Notice Date.

The selling stockholders may offer all or part of the shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. The Company is paying all of the registration expenses incurred in connection with the registration of the shares except for underwriting discounts, selling commissions, brokerage fees and related expenses.

Our Common Stock is quoted on the OTC Pink under the ticker symbol BOTY. On April 25, 2016, the closing price of our Common Stock was $0.14 per share.

Investing in our Common Stock involves a high degree of risk. See “Risk Factors” beginning on page 5 to read about factors you should consider before investing in shares of our Common Stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Date of This Prospectus is: April __, 2016

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this Prospectus. This summary does not contain all the information that you should consider before investing in the Common Stock of Lingerie Fighting Championships, Inc. (referred to herein as the “Company,” “we,” “our,” and “us”). You should carefully read the entire Prospectus, including “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the accompanying financial statements and notes before making an investment decision.

Business Overview

We were incorporated in Nevada on November 29, 2006 under the name Sparking Events, Inc., and on September 16, 2013 our corporate name was changed to Cala Energy Corp., (formally, Xodtec LED, Inc.) under which we were engaged in the business of offering services, such as enhanced oil recovery and material supplies, to gas and oil fields predominantly located in Southeast Asia. We were not successful in our efforts and discontinued this line of business.  Since that time, and prior to the “Exchange Agreement” (defined below) we have been a "shell company", as such term is defined in Rule 12b-2 of the Exchange Act.

On March 31, 2015, the Company, pursuant to share exchange agreement (the "Share Exchange Agreement"), among the Company, Lingerie Fighting Championships, Inc. (“LFC”), and the holders of all of the outstanding common stock and convertible notes of LFC exchanged their common stock and convertible notes of LFC for a total of 16,750,000 shares of common stock, which represented 84.70% of the Company's common stock after giving effect to the issuance of the shares pursuant to the Share Exchange Agreement and the shares of common stock issued in the private placement described in the following paragraph.  The issuance of the 16,750,000 shares of common stock to the former holders of LFC's common stock and convertible notes in exchange for the capital stock of LFC is referred to as the reverse acquisition transaction.  The sole director and chief executive officer of LFC became a director and the chief executive officer of the Company.  As a result of the reverse acquisition, the Company's business has become the business of LFC.

On March 31, 2015, contemporaneously with the closing pursuant to the Share Exchange Agreement, the Company issued 2,500,000 shares of common stock for a purchase price of $0.08 per share, for a total of $200,000.  The proceeds from the private placement were held in escrow on March 31, 2015, and were paid to the Company on April 2, 2015.  Accordingly, on March 31, 2015, the proceeds from the private placement are reflected as a subscription receivable.  None of the purchasers in the private placement are affiliates of the Company.

As a result of the reverse acquisition with LFC, we ceased to be a shell company on March 31, 2015.

Effective as of April 1, 2015, we changed our name to "Lingerie Fighting Championships, Inc." a name which more accurately represents our new business. We effected the name change by virtue of a short form merger, pursuant to which LFC (our wholly owned subsidiary after the LFC Acquisition) merged with and into the Company, with the Company remaining as the surviving parent corporation. In connection with the name change, we submitted to FINRA a voluntary request for the change of our OTC trading symbol. Our Common Stock now trades under the symbol “BOTY”.

As a result of, and in connection with, the reverse acquisition, the Company changed its fiscal year to December 31, which was LFC's fiscal year, from a fiscal year ending February 28.

On April 20, 2015, the Company effected a one-for-800 reverse split, pursuant to which each share of common stock was converted into, and became 1/800 of a share of common stock, with fractional shares being rounded up to the next higher whole number of shares.  As a result of the reverse split, the 339,757,357 shares of common stock, then outstanding, became and were converted into 424,977 shares.  All references to shares of common stock and per share information retroactively reflect the reverse split.

Investment Agreement with Tangiers Global LLC

On April 4, 2016, we closed on an Investment Agreement with Tangiers Global, LLC (“Tangiers”), a Wyoming limited liability company. Pursuant to the terms of the Investment Agreement, Tangiers committed to purchase up to $5,000,000 of our Common Stock during the Open Period. From time to time during the Open Period, the Company  may deliver a drawdown notice to Tangiers which states the dollar amount that we intend to sell to Tangiers on a date specified in the put notice (the “Put Notice”). The maximum investment amount per notice shall be shall be equal to one hundred percent (100%) of the average of the daily trading dollar volume (U.S. market only) of the Common Stock for the ten (10) consecutive Trading Days immediately prior to the applicable Put Notice Date so long as such amount does not exceed an accumulative amount per month of $100,000 unless a prior approval of the Investor is obtained by the Company. The total purchase price to be paid, in connection to the Put Notice, by Tangiers shall be calculated at a eighteen percent (18%) discount of the lowest trading price of the Common Stock during the five (5) consecutive Trading Days immediately succeeding the applicable Put Notice Date.

In connection with the Investment Agreement, we also entered into a registration rights agreement (the “Registration Rights Agreement”) with Tangiers, pursuant to which we are obligated to file a registration statement with the SEC. We are obligated to use all commercially reasonable efforts to maintain an effective registration statement until termination of the Investment Agreement.

The Company signed a promissory note to pay to the order of Tangiers the Principal Sum of $100,000 as a Commitment fee.  The promissory note maturity date is eight (8) months from April 4, 2016. In the event the S-1 related to the Equity Investment Agreement goes effective within 180 days of the April 4, 2016, 2016, the Maturity Date of this Note will be extended to ten (10) months.
If this registration statement  is declared effective within 90 days of the execution date of the Investment Agreement, the Company and Holder agree the principal balance of the Note will immediately be reduced by $40,000.
At the election of Tangiers and upon written notice from Tangiers, at each Closing Date (as defined in the Investment Agreement) after the date which is six (6) months after the Effective Date, Holder shall retain (or the Company shall pay to Holder) an amount equal to ten percent (10%) of each Put Amount (as defined in the Investment Agreement), and the amounts shall be applied by Holder as follows:  first against the amount of any unpaid interest or other fees, and second against any unpaid Principal Sum, until such time as all amounts of interest, fees and Principal sum have been paid by the Company.
The 3,500,000 shares to be registered herein represents 17.70 % of the total issued and outstanding shares, assuming that the selling stockholder will sell all of the shares offered for sale.

There are substantial risks to investors as a result of the issuance of shares of our Common Stock under the Investment Agreement. These risks include dilution of stockholders’ percentage ownership, significant decline in our stock price and our inability to draw sufficient funds when needed.

Tangiers will periodically purchase our Common Stock under the Investment Agreement and will, in turn, sell such shares to investors in the market at the market price. This may cause our stock price to decline, which will require us to issue increasing numbers of common shares to Tangiers to raise the same amount of funds, as our stock price declines.

The aggregate investment amount of $5,000,000 was determined based on numerous factors, including the following:

•	Current financial operating needs

•	Financing of workover projects

•	Acquisition of assets, business and/or operations

•	Acquisition of additional licensing

•	Other purposes that the Board in its good faith deem in the best interest of the Company

Where You Can Find Us

We do not have a principal office.  Our mailing address is 6955 North Durango, Suite 1115-129, Las Vegas, NV, 89149, telephone (702) 527-2942.  Our website is www.lingeriefc.com.

THE OFFERING

Common stock outstanding before the offering	19,769,977 of Common Stock as of April 25, 2016.

Common stock offered by selling stockholder	3,500,000 shares of Common Stock.

Common stock outstanding after the offering	23,269,977 shares of Common stock.

Use of proceeds
We will not receive any proceeds from the sale of shares by the selling stockholder. However, we will receive proceeds from the sale of securities pursuant to the Investment Agreement. The proceeds received under the Investment Agreement will be used for general corporate and working capital purposes and acquisitions or assets, businesses or operations or for other purposes that the Board, in its good faith deem to be in the best interest of the Company.

OTC Pink Trading Symbol	BOTY

Risk Factors	The Common Stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors” on page 5.

RISK FACTORS

You should carefully consider the risks described below together with all of the other information included in this Prospectus before making an investment decision with regard to our securities. The statements contained in or incorporated into this Prospectus that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business
Since our auditor has issued a going concern opinion regarding our company, there is an increased risk associated with an investment in our company.
We have earned limited revenue since our inception, which makes it difficult to evaluate whether we will operate profitably. Our future is dependent upon our ability to obtain financing or upon future profitable operations. We reserve the right to seek additional funds through private placements of our common stock and/or through debt financing. Our ability to raise additional financing is unknown. We do not have any formal commitments or arrangements for the advancement or loan of funds. For these reasons, our auditors stated in their report that they have substantial doubt we will be able to continue as a going concern. As a result, there is an increased risk that you could lose the entire amount of your investment in our company.

We have a limited operating history upon which investors can evaluate our future prospects. We may never attain profitability.
Historically, we have been a shell company with no operating history and no assets other than cash.  Upon consummation of the LFC Acquisition, we redirected our business focus towards the development and commercialization of building an integrated media and entertainment company, to be engaged in the development, production and promotion of television programming, pay-per-view programming and live events.  LFC was incorporated in 2014 and both the Company and LFC have limited operating histories upon which an evaluation of our business plan or performance and prospects can be made.

To date there has only been one LFC event prior to the founding of LFC, along with various YouTube® promotional videos. Our events are directly targeted to mature audiences with an interest in sophisticated contact sports such as MMA, Muay Thai and boxing, but that are also looking for entertainment, athleticism, comedy, parody, drama and satire. Our proposed operations are therefore subject to all of the risks inherent in light of the expenses, difficulties, complications and delays frequently encountered in connection with the formation of any new business, the development of live events, as well as those risks that are specific to our proposed business in particular.  The risks include, but are not limited to, the possibility that we will not be able to develop or properly promote our live events.   To successfully introduce and market our live events at a profit, we must establish brand name recognition and competition for fun and excitement for our live events.  There are no assurances that the Company can successfully address these challenges. We are also dependent on raising substantial additional capital to attain these goals. If it is unsuccessful, the Company and its business, financial condition and operating results will be materially and adversely affected.

Given the limited operating history, management has little basis on which to forecast future market acceptance of our LFC live events. It is difficult to accurately forecast future revenues because the business of the Company is new and its market has not been fully identified or developed.  If our events do not gain in popularity, the business, operating results and financial condition of the Company will be materially and adversely affected.  Moreover, the Company may be unable to adjust its spending in a timely manner to compensate for any unanticipated reduction in revenue.  As a result, any significant reduction in revenues would immediately and adversely affect the business, financial condition and operating results of the Company.
Our failure to manage growth, diversification and changes to our business could harm our business.
Our company currently has no revenue or material market following. The failure to successfully manage and monetize any growth, and to successfully diversify our business in the future could harm the success and longevity of our company.
We may not achieve or sustain profitability in the future.
We have not generated significant revenue since inception. We anticipate that our operating expenses will increase as we continue to invest to grow our business, pay athletes, broker live events,  acquire customers and develop our business platform and televised and home video programming.  These efforts may prove more expensive than we currently anticipate, and we may not succeed in generating sufficient revenues to offset these higher expenses.  If we are unable to do so, the Company and its business, financial condition and operating results could be materially and adversely affected.

We cannot predict our future capital needs and we may not be able to secure additional financing.
At the effective time of the LFC Acquisition, we consummated a closing of the PPO, raising gross proceeds of approximately $200,000 from five accredited investors.  We believe that we will have sufficient funds to meet our presently anticipated working capital requirements.  This belief is based on our operating plan, which in turn is based on assumptions, which may prove to be incorrect.  In addition, we will likely need to raise significant additional funds in order to implement our business plan, market and promote our events, retain talent, support our growth, develop new products and events, respond to competitive pressures, acquire or invest in complementary or competitive businesses or technologies, or take advantage of unanticipated opportunities. We will require financing in addition to the PPO in order to meet our plans for expansion.  We cannot be sure that this additional financing, if needed, will be available on acceptable terms or at all.  Furthermore, any debt financing, if available may involve restrictive covenants, which may limit our operating flexibility with respect to business matters.  If additional funds are raised through the issuance of equity securities, the percentage ownership of our existing shareholders will be reduced, our shareholders may experience additional dilution in net book value, and such equity securities may have rights, preferences, or privileges senior to those of our existing shareholders.  If adequate funds are not available on acceptable terms, or at all, we may be unable to develop or enhance our products and services, take advantage of future opportunities, repay debt obligations as they become due, or respond to competitive pressures, any of which would have a material adverse effect on our business, prospects, financial condition, and results of operations.
The failure to create popular live events and televised programming from time to time could adversely impact our business.

The creation, marketing and distribution of our live and televised entertainment, including our anticipated pay-per-view events, is the core of our business and is critical to our ability to developing a fan base and generate revenues. A failure to identify, acquire and maintain a target audience and following would materially adversely affect us. A failure to develop creative and entertaining video programming and live events would likely lead to a decline in the popularity of our brand of entertainment and would adversely affect our ability to generate revenues and could have a material adverse effect on our business, operating results and financial condition and the price of our Common Stock.

The loss of the creative services of Shaun Donnelly could adversely impact our business.

For the foreseeable future, we will heavily depend on the vision and services of Shaun Donnelly, who was LFC's primary founder and developer. In addition to serving as a key member of our management and production team, Shaun Donnelly leads our creative team that develops the story lines and the characters for our televised programming and our live events. The loss of Shaun Donnelly due to retirement, disability or death will have a material adverse effect on our business, operating results and financial condition and the price of our Common Stock. We do not carry key man life insurance on Shaun Donnelly.

The failure to develop television, digital home video and video-on-demand programming could adversely impact our business.

If and as our revenues are to be generated, directly and indirectly, from the distribution of televised programming, digital home video programming or video-on-demand programming of which any failure to develop any of these arrangements with the distributors for our programs could have a material adverse effect on our business, operating results and financial condition and the price of our Common Stock. To date we have created and designed only one DVD featuring LFC's original mature audience content, and have posted various YouTube® videos on our YouTube® channels.

Our insurance may not be adequate.

Our live event schedule will expose our performers and our employees who are involved in the production of those events to the risk of travel and performance-related accidents, the consequences of which may not be fully covered by insurance. Although we have general liability insurance and umbrella insurance policies, and although our performers are responsible for obtaining their own health, disability and life insurance, we cannot assure you that the consequences of any accident or injury will be fully covered by insurance. Our liability resulting from any accident or injury not covered by our insurance could have a material adverse effect on our business, operating results and financial condition and the price of our Common Stock.

We will face a variety of risks if we expand into new or complementary businesses in the future.

Our core operations have consisted of the initial development, promotion and distribution of our live and televised entertainment and our branded merchandise. Currently, there has only been one LFC live event. Our current strategic objectives include not only further developing and enhancing our existing business but also entering into new or complementary businesses, such as merchandising, the creation of new forms of entertainment and brands, the development of new television programming and the development of branded location-based entertainment businesses. The following risks associated with expanding into new or complementary businesses by acquisition, strategic alliance, investment, licensing or other arrangements could have a material adverse effect on our business, operating results and financial condition and the price of our Common Stock:

    .  potential diversion of management's attention and resources from our existing business and an inability to recruit or develop the necessary management resources to manage new businesses;

    .  unanticipated liabilities or contingencies from new or complementary businesses or ventures;

    .  reduced earnings due to increased goodwill amortization, increased interest costs and additional costs related to the integration of acquisitions;

    .  potential reallocations of resources due to the growing complexity of our business and strategy;

    .  competition from companies then engaged in the new or complementary businesses that we are entering;

    .  possible additional regulatory requirements and compliance costs;

    .  dilution of our stockholders' percentage ownership and/or an increase of our leverage when issuing equity or convertible debt securities or incurring debt; and

    .  potential unavailability on acceptable terms, or at all, of additional financing necessary for expansion.

If we fail to maintain effective internal controls over financial reporting, we may be subject to litigation and/or costly remediation and the price of our common stock may be adversely affected.
Failure to establish the required internal controls or procedures over financial reporting, or any failure of those controls or procedures once established, could adversely impact our public disclosures regarding our business, financial condition or results of operations.  Upon review of the required internal control over financial reporting and disclosure controls and procedures, our management and/or our auditors may identify material weaknesses and/or significant deficiencies that need to be addressed.  Any actual or perceived weaknesses or conditions that need to be addressed in our internal control over financial reporting, disclosure of management's assessment of its internal control over financial reporting or disclosure of our public accounting firm's attestation to or report on management's assessment of our internal control over financial reporting could adversely impact the price of our common stock and may lead to claims against us.
If we cannot maintain our corporate culture as we grow, we could lose the innovation, teamwork and focus that contribute crucially to our business.
We believe that a critical component of our success will be dependent on a corporate culture that fosters innovation, encourages teamwork, cultivates creativity and promotes focus on execution. We have invested substantial time, energy and resources in building a highly collaborative team that works together effectively in a non-hierarchical environment designed to promote openness, honesty, mutual respect and pursuit of common goals. As we grow, we may find it difficult to maintain these valuable aspects of our corporate culture. Any failure to preserve our culture could negatively impact our future success, including our ability to attract and retain employees, encourage innovation and teamwork and effectively focus on and pursue our corporate objectives.
Degradation in our stature and reputation in the market could harm our business.
Our LFC brand names are very important to us, and any degradation in our stature and reputation in the market may adversely affect our business.
Risks Related to Our Industry
The failure to retain or continue to recruit key performers could harm our business.

Our success depends, in large part, upon our ability to recruit, train and retain attractive athletic and entertaining performers who have the physical presence, acting ability and charisma to portray characters in our live events, televised programming and home video programming. Because our LFC events are based on MMA "cage" fighting matches, our LFC members and fighting participants must have some degree of professional MMA and Brazilian Jiu Jitsu training. We cannot assure you that we will be able to continue to identify, train, and retain such performers in the future. Additionally, we cannot assure you that we will be able to retain our current performers. Our financial results depend, in part, on the popularity of our key performers. Our failure to attract and retain performers, or a serious or untimely injury to, or the death of, any of our key performers, could have a material adverse effect on our business, operating results and financial condition and the price of our Common Stock.

We may be prohibited from promoting and conducting our live events if we do not comply with applicable regulations.

In various states in the United States and certain Canadian provinces, athletic commissions and other applicable regulatory agencies may require us to comply with their regulations in order for us to promote and conduct our live events. In the event we are required to comply with such regulation and subsequently fail to comply with such regulations of a particular jurisdiction, we may be prohibited from promoting and conducting our live events in that jurisdiction. The inability to present our live events over an extended period of time or in a number of jurisdictions could have a material adverse effect on our business, operating results and financial condition and the price of our Common Stock. We are not currently regulated by such regulatory agencies but easily could be if rules change or if the LFC business is perceived to be a combat sport.

A decline in general economic conditions or in the popularity of our brand of mature entertainment could adversely impact our business.

Because our operations are affected by general economic conditions and consumer tastes, our future success is unpredictable. The demand for entertainment and leisure activities tends to be highly sensitive to consumers' disposable incomes, and thus a decline in general economic conditions could, in turn, have a material adverse effect on our business, operating results and financial condition and the price of our Common Stock.

Public tastes are unpredictable and subject to change and may be affected by changes in the country's political and social climate. A change in public tastes could have a material adverse effect on our business, operating results and financial condition and the price of our Common Stock.

The entertainment market in which we operate is highly competitive, and we may not be able to compete effectively, especially against competitors with greater financial resources or marketplace presence.

In our entertainment market, we compete on a national basis primarily with the WWE, UFC and the Lingerie Football League, LLC ("LFL"). We compete with WWE, UFC and LFL in particular aspects of our business, including viewership, access to arenas, the sale and licensing of branded merchandise and distribution channels for our televised programs. We also directly compete to find, hire and retain talented performers. WWE, UFC and LFL have substantially greater financial resources than we do and are affiliated with television cable networks on which WWE's and UFC's programs are aired. Other sources of competition in our sports entertainment market are regional promoters of wrestling MMA events. Any significant loss of viewers, venues, distribution channels or performers could have a material adverse effect on our business, operating results and financial condition and the price of our Common Stock.

We compete with premium cable and satellite television networks and channels such as Starz, AMI, PlayboyTV, UKTV and YouToo for audience viewership. We also compete for entertainment and advertising dollars with other entertainment and leisure activities. We face competition from professional sporting events in most cities in which we intend to hold live events and distribute televised programming. We also compete for attendance, broadcast audiences and advertising revenue with a wide range of alternative entertainment and leisure activities. This competition could result in fewer entertainment and advertising dollars spent on our form of entertainment, which could have a material adverse effect on our business, operating results and financial condition and the price of our Common Stock.
Our business could be adversely impacted if we are unable to protect our intellectual property rights.

Our competitive advantage depends in substantial part on our ability to protect any trademarks, service marks, copyrighted material and characters, trade names and other intellectual property rights that we acquire in the course of our business.

Other parties may infringe on our intellectual property rights and may thereby dilute our brand in the marketplace. Any such infringement of our intellectual property rights would also likely result in our commitment of time and resources to protect these rights. Similarly, we may infringe on others' intellectual property rights. One or more adverse judgments with respect to these intellectual property rights could have a material adverse effect on our business, operating results and financial condition and the price of our Common Stock.

Conversely, competitors may also attempt to contest or challenge our ability to utilize one or more marks or slogans. We will be required to expend sum of our capital defending our rights and, may not be successful.

We are dependent on the members of the LFC Cast and development and operations personnel, and the loss of one or more of these employees or consultants could harm our business and prevent us from implementing our business plan in a timely manner.
Our success depends substantially upon the continued services of our at-will independent consultants, constituting members of the LFC Cast and development and operations personnel in charge of assisting in the development of our video and live event productions. From time to time, there may be changes in our LFC Cast and development and operational personnel. Such changes to our staffing of the LFC Cast and or development and operational personnel may be disruptive to our business. We are also substantially dependent on finding and maintaining development, promotional and operations personnel because of the complexity of our video and event productions. We do not have employment agreements with any of our LFC Cast and/or development or operations personnel and, therefore, they could terminate their relationship with us at any time.

A decline in general economic conditions could adversely affect our business.
Our operations are affected by general economic conditions, which generally may affect consumers' disposable income.  The demand for entertainment and leisure activities tends to be highly sensitive to the level of consumers' disposable income.  A decline in general economic conditions could reduce the level of discretionary income that our fans and potential fans have to spend on our live and televised entertainment and consumer products, which could adversely affect our revenues.

Risks Related to Our Common Stock
Our shares of common stock are not registered under the Exchange Act and as a result we have limited reporting duties which could make our common stock less attractive to investors.

Our shares of Common Stock are not registered under the Exchange Act. As a result, we will not be subject to the federal proxy rules and our directors, executive officers and 10% beneficial holders will not be subject the reporting requirements of Section 13 (a) of the Exchange Act or Section 16 of the Exchange Act. In additional our reporting obligations under Section 15(d) of the Exchange Act may be suspended automatically if we have fewer than 300 shareholders of record on the first day of our fiscal year. Our common shares are not registered under the Securities Exchange Act of 1934, as amended, and we do not intend to register our shares of Common Stock under the Exchange Act for the foreseeable future, provided that, we will register our shares of Common Stock under the Exchange Act if we have, after the last day of our fiscal year, more than either (i) 2000 persons; or (ii) 500 shareholders of record who are not accredited investors, in accordance with Section 12(g) of the Exchange Act. As a result, although, upon the effectiveness of the Registration Statement of which this prospectus forms a part, we will be required to file annual, quarterly, and current reports pursuant to Section 15(d) of the Exchange Act, as long as our shares of Common Stock are not registered under the Exchange Act, we will not be subject to Section 14 of the Exchange Act, which, among other things, prohibits companies that have securities registered under the Exchange Act from soliciting proxies or consents from shareholders without furnishing to shareholders and filing with the Securities and Exchange Commission a proxy statement and form of proxy complying with the proxy rules. In addition, so long as our shares of Common Stock are not registered under the Exchange Act, our directors and executive officers and beneficial holders of 10% or more of our outstanding shares of Common Stock will not be subject to Section 16 of the Exchange Act. Section 16(a) of the Exchange Act requires executive officers and directors, and persons who beneficially own more than 10% of a registered class of equity securities to file with the SEC initial statements of beneficial ownership, reports of changes in ownership and annual reports concerning their ownership of shares of Common Stock and other equity securities, on Forms 3, 4 and 5, respectively. Such information about our directors, executive officers, and beneficial holders will only be available through this (and any subsequent) Registration Statement, and periodic reports we file thereunder. Furthermore, so long as our shares of Common Stock are not registered under the Exchange Act, our obligation to file reports under Section 15(d) of the Exchange Act will be automatically suspended if, on the first day of any fiscal year (other than a fiscal year in which a registration statement under the Securities Act has gone effective), we have fewer than 300 shareholders of record. This suspension is automatic and does not require any filing with the SEC. In such an event, we may cease providing periodic reports and current or periodic information, including operational and financial information, may not be available with respect to our results of operations.

Because our common stock is not registered under the Securities Act of 1934, as amended, our reporting obligations under Section 13(A) and Section 15(D) of the Securities Exchange Act of 1934, as amended, may be suspended automatically if we have fewer than 300 shareholders of record on the first day of our fiscal year.

Our Common Stock is not registered under the Exchange Act, and we do not intend to register our Common Stock under the Exchange Act for the foreseeable future (provided that, we will register our Common Stock under the Exchange Act if we have, after the last day of our fiscal year, $10,000,000 in total assets and either more than 2,000 shareholders of record or 500 shareholders of record who are not accredited investors (as such term is defined by the Securities and Exchange Commission), in accordance with Section 12(g) of the Exchange Act).   As long as our Common Stock is not registered under the Exchange Act, our obligation to file reports under Section 13(a) and Section 15(d) of the Exchange Act will be automatically suspended if, on the first day of any fiscal year (other than a fiscal year in which a registration statement under the Securities Act has gone effective), we have fewer than 300 shareholders of record.  This suspension is automatic and does not require any filing with the SEC.  In such an event, we may cease providing periodic reports and current or periodic information, including operational and financial information, may not be available with respect to our results of operations.

Any issuance of shares of our Common Stock or senior securities in the future could have a dilutive effect on the value of our existing stockholders’ shares.

If we raise additional funds through the issuance of equity securities or debt convertible into equity securities, the percentage of stock ownership by our existing stockholders would be reduced. In addition, such securities could have rights, preferences, and privileges senior to those of our current stockholders, which could substantially decrease the value of our securities owned by them. Depending on the share price we are able to obtain, we may have to sell a significant number of shares in order to raise the necessary amount of capital. Our stockholders may experience dilution in the value of their shares as a result.

Future sales of restricted shares could decrease the price a willing buyer would pay for shares of our Common Stock and impair our ability to raise capital.

Future sales of substantial amounts of our shares, or the appearance that a large number of our shares are available for sale, could adversely affect t prices prevailing and could impair our ability to raise capital through the sale of our securities.

State securities laws may limit secondary trading, which may restrict the states in which and conditions under which you can sell your shares.

Secondary trading in Common Stock registered for re-sale will not be possible in any state until the Common Stock is qualified for sale under the applicable securities laws of the state or there is confirmation that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in the state. If we fail to register or qualify, or to obtain or verify an exemption for the secondary trading of, the Common Stock in any particular state, the Common Stock could not be offered or sold to, or purchased by, a resident of that state. In the event that a significant number of states refuse to permit secondary trading in our Common Stock, the liquidity for the Common Stock could be significantly impacted thus causing you to realize a loss on your investment.

If the estimates that we make, or the assumptions upon which we rely, in preparing our financial statements prove inaccurate, our future financial results may vary from expectations. Failure to meet expectations may decrease the price of our securities

Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of our financial statements requires us to make estimates and judgments that affect the reported amounts of our assets, liabilities, stockholders’ equity, revenues and expenses, the amounts of charges accrued by us and related disclosure of contingent assets and liabilities. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual performance may be higher or lower than our estimates for a variety of reasons, including unanticipated competition, regulatory actions or changes in one or more of our contractual relationships. We cannot assure you, therefore, that any of our estimates, or the assumptions underlying them, will be correct.

If significant business or product announcements by us or our competitors cause fluctuations in our stock price, an investment in our stock may suffer a decline in value.

The market price of our Common Stock may be subject to substantial volatility as a result of announcements by us or other companies in our industry, including our collaborators and competitors. Announcements that may subject the price of our Common Stock to substantial volatility include announcements regarding:

●	our operating results, including the amount and timing of revenue generation; and
●	significant acquisitions, strategic partnerships, joint ventures or capital commitments by us or our competitors.

As a result, we believe that period-to-period comparisons of our results of operations are not meaningful and should not be relied upon as any indication of future performance. Due to all of the foregoing factors, it may be that in some future year or quarter our operating results will be below the expectations of public market analysts and investors. In that event, the price of our Common Stock would likely be materially adversely affected.

There is no assurance of a public market or that our common stock will ever trade on a recognized exchange. Therefore, you may be unable to liquidate your investment in our stock.

There is no established public trading market for our Common Stock and there can be no assurance that one will ever develop. Market liquidity will depend on the perception of our operating business and any steps that our management might take to bring us to the awareness of investors. There can be no assurance given that there will be any awareness generated. Consequently, investors may not be able to liquidate their investment or liquidate it at a price that reflects the value of the business. As a result, holders of our securities may not find purchasers for our securities should they to sell securities held by them. Consequently, our securities should be purchased only by investors having no need for liquidity in their investment and who can hold our securities for an indefinite period of time.

Securities analysts may not initiate coverage of our shares or may issue negative reports, which may adversely affect the trading price of the shares.

We cannot assure you that securities analysts will cover our company. If securities analysts do not cover our company, this lack of coverage may adversely affect the trading price of our shares. The trading market for our shares will rely in part on the research and reports that securities analysts publish about us and our business. If one or more of the analysts who cover our company downgrades our shares, the trading price of our shares may decline. If one or more of these analysts ceases to cover our company, we could lose visibility in the market, which, in turn, could also cause the trading price of our shares to decline. Further, because of our small market capitalization, it may be difficult for us to attract securities analysts to cover our company, which could significantly and adversely affect the trading price of our shares.

Because we do not anticipate paying any cash dividends on our capital stock in the foreseeable future, capital appreciation, if any, will be your sole source of gain.

We have not declared or paid cash dividends on our capital stock. We currently intend to retain all of our future earnings, if any, to finance the growth and development of our business. In addition, the terms of any future debt agreements may preclude us from paying dividends. As a result, capital appreciation, if any, of our Common Stock will be your sole source of gain for the foreseeable future.

Market Conditions may adversely affect our Common Stock.
Some of the factors that may materially affect the market price of our common stock are beyond our control, such as changes in financial estimates by industry and securities analysts, conditions or trends in the MMA and entertainment industries, announcements made by our competitors or sales of our Common Stock.  These factors may materially adversely affect the market price of our common stock, regardless of our performance.
We will also be effected by market regulation and trends which may make trading in securities such as our, difficult or undesirable. In addition, the public stock markets have experienced extreme price and trading volume volatility.  This volatility has significantly affected the market prices of securities of many companies for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of our common stock.

Restrictions on the use of Rule 144 by Shell Companies or Former Shell Companies could affect your ability to resale our shares.
Historically, the SEC has taken the position that Rule 144 under the Securities Act, as amended, is not available for the resale of securities initially issued by companies that are, or previously were, blank check companies like us, to their promoters or affiliates despite technical compliance with the requirements of Rule 144.  The SEC has codified and expanded this position in its amendments and releases which prohibit the use of Rule 144 for resale of securities issued by shell companies (other than business transaction related shell companies) or issuers that have been at any time previously a shell company.  The SEC has provided an important exception to this prohibition, however, if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;
•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As such, due to the fact that we were a shell company until the effective time of the LFC Acquisition, holders of "restricted securities" within the meaning of Rule 144 (e.g. the former LFC Shareholders and holders of Convertible Notes, and our recent PPO investors) will be subject to the conditions set forth herein. Therefore, sales under Rule 144 are prohibited for at least one year from the date this report is filed.
There is currently no public market for our Common Stock. Failure to develop or maintain a trading market could negatively affect the value of our Common Stock and make it difficult or impossible for you to sell your shares.
There is currently no public market for shares of our Common Stock and one may never develop.  We plan for our Common Stock to be quoted on the OTC Markets.  The OTC Markets is a thinly traded market and lacks the liquidity of certain other public markets with which some investors may have more experience.  We may not ever be able to satisfy the listing requirements for our Common Stock to be listed on a national securities exchange, which are often a more widely-traded and liquid market.  Some, but not all, of the factors which may delay or prevent the listing of our Common Stock on a more widely-traded and liquid market include the following:
•	our stockholders' equity may be insufficient;
•	the market value of our outstanding securities may be too low;
•	our net income from operations may be too low;
•	our Common Stock may not be sufficiently widely held;
•	we may not be able to secure market makers for our Common Stock; and
•	we may fail to meet the rules and requirements mandated by the several exchanges and markets to have our Common Stock listed.

Should we fail to satisfy the initial listing standards of the national exchanges, or our Common Stock is otherwise rejected for listing and remains listed on the OTC Markets or suspended from the OTC Markets, the trading price of our Common Stock could suffer and the trading market for our Common Stock may be less liquid and our Common Stock price may be subject to increased volatility.
Our stock may be traded infrequently and in low volumes, so you may be unable to sell your shares at or near the quoted bid prices if you need to sell your shares.
Until our Common Stock is listed on a national securities exchange such as the New York Stock Exchange or the Nasdaq Stock Market, we expect our Common Stock to remain eligible for quotation on the OTC Markets, or on another over-the-counter quotation system, or in the "pink sheets." In those venues, however, the shares of our Common Stock may trade infrequently and in low volumes, meaning that the number of persons interested in purchasing our common shares at or near bid prices at any given time may be relatively small or non-existent. An investor may find it difficult to obtain accurate quotations as to the market value of our Common Stock or to sell his or her shares at or near bid prices or at all. In addition, if we fail to meet the criteria set forth in SEC regulations, various requirements would be imposed by law on broker-dealers who sell our securities to persons other than established customers and accredited investors. Consequently, such regulations may deter broker-dealers from recommending or selling our Common Stock, which may further affect the liquidity of our Common Stock. This would also make it more difficult for us to raise capital.

Because the Company conducted the LFC Acquisition by means of a reverse merger, it may not be able to attract the attention of major brokerage firms.
There may be risks associated with LFC becoming public through a "reverse merger" with us. Securities analysts of major brokerage firms may not provide coverage of the Company since there is no incentive to brokerage firms to recommend the purchase of its Common Stock. No assurance can be given that brokerage firms will, in the future, want to conduct any secondary offerings on the Company's behalf.
If securities analysts do not initiate coverage or continue to cover our Common Stock or publish unfavorable research or reports about our business, this may have a negative impact on the market price of our Common Stock.
The trading market for our Common Stock will depend on the research and reports that securities analysts publish about our business and the Company.  It is often more difficult to obtain analyst coverage for companies whose securities are traded on the OTC Markets.  We do not have any control over securities analysts.  There is no guarantee that securities analysts will cover our Common Stock.  If securities analysts do not cover our Common Stock, the lack of research coverage may adversely affect its market price.  If we are covered by securities analysts, and our stock is the subject of an unfavorable report, our stock price and trading volume would likely decline.  If one or more of these analysts ceases to cover the Company or fails to publish regular reports on the Company, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.
We do not anticipate paying dividends on our Common Stock, and investors may lose the entire amount of their investment.
To date, cash dividends have not been declared or paid on our Common Stock, and we do not anticipate such a declaration or payment for the foreseeable future. We expect to use future earnings, if any, to fund business growth. Therefore, stockholders will not receive any funds absent a sale of their shares of Common Stock, subject to the limitation outlined herein. If we do not pay dividends, our Common Stock may be less valuable because a return on your investment will only occur if our stock price appreciates. We cannot assure stockholders of a positive return on their investment when they sell their shares, nor can we assure that stockholders will not lose the entire amount of their investment.
We are registering an aggregate of 3,500,000 shares of common stock that could be issued under an Investment Agreement arrangement with Tangiers.  The sale of such shares could depress the market price of our common stock.

We are registering an aggregate of 3,500,000 shares of common stock under this registration statement covering shares of our common stock that may be issued under an Investment Agreement with Tangiers. The resale of the shares of common stock by Tangiers into the public market will dilute the ownership interest and share of any dividends declared by the Company and could depress the market price of our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus contains certain forward-looking statements. When used in this Prospectus or in any other presentation, statements which are not historical in nature, including the words “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” “may,” “project,” “plan” or “continue,” and similar expressions are intended to identify forward-looking statements. They also include statements containing a projection of revenues, earnings or losses, capital expenditures, dividends, capital structure or other financial terms.

The forward-looking statements in this Prospectus are based upon our management’s beliefs, assumptions and expectations of our future operations and economic performance, taking into account the information currently available to them. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties, some of which are not currently known to us that may cause our actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. These forward-looking statements are based on our current plans and expectations and are subject to a number of uncertainties and risks that could significantly affect current plans and expectations and our future financial condition and results.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this Prospectus might not occur. We qualify any and all of our forward-looking statements entirely by these cautionary factors. As a consequence, current plans, anticipated actions and future financial conditions and results may differ from those expressed in any forward-looking statements made by or on our behalf. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented herein.
 USE OF PROCEEDS

We will not receive any proceeds from the sale of shares by the selling stockholder. However, we will receive proceeds from the sale of securities pursuant to the Investment Agreement. The proceeds received from any “drawdowns” tendered to Tangiers under the Investment Agreement will be used for general corporate and working capital purposes and acquisitions or assets, businesses or operations or for other purposes that the Board, in its good faith deems to be in the best interest of the Company.

DILUTION

The sale of our Common Stock to Tangiers in accordance with the Investment Agreement will have a dilutive impact on our shareholders.  As a result, our net income per share could decrease or net loss per share could increase in future periods and the market price of our Common Stock could decline. In addition, the lower our stock price is at the time we exercise our put option, the more shares of our Common Stock we will have to issue to Tangiers in order to drawdown on the Investment Agreement. To the extent our stock price further decreases due to the issuance of Common Stock to Tangiers, then our existing shareholders would experience greater dilution.
 MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock trades on the OTC Pink under the symbol BOTY.  The former symbol for our common stock was OILL and, after the reverse stock split, OILLD.   The symbol was changed to BOTY on April 29, 2015.  The stock has been quoted since April 2009. However, there were no reported trades until September 2009.   The following table sets forth the range of quarterly high and low closing prices of our common stock as reported during the years ending December 31, 2015 and 2014, based on information on the OTC Markets website. These prices reflect inter-dealer quotations, do not include retail markups, markdowns or commissions and do not necessarily reflect actual transactions, and have been adjusted to reflect the 800-for-one reverse split.

Fiscal quarter	2015		2014
	High	Low	High	Low
First quarter	$18.00	$25.00	$28.00	$10.40
Second quarter	25.00	5.00	24.00	4.00
Third Quarter	5.00	1.10	6.40	4.00
Fourth Quarter	2.30	0.52	8.00	0.80

Penny Stock

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a market price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the SEC, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation of such duties or other requirements of the securities laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form, including language, type size and format, as the SEC shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statement showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement as to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.

These disclosure requirements may have the effect of reducing the trading activity for our common stock. Therefore, stockholders may have difficulty selling our securities.

Holders of Our Common Stock

As of April 25, 2016, we had approximately 245 shareholders of our common stock.

Description of Securities to be Registered

Our authorized share capital consists of 400,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. As of April 25, 2016, an aggregate of 19,769,977 shares of common stock and no shares of preferred stock were issued and outstanding.

Common Stock

All outstanding shares of common stock are of the same class and have equal rights and attributes. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders of the Company. All stockholders are entitled to share equally in dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available. In the event of liquidation, the holders of common stock are entitled to share ratably in all assets remaining after payment of all liabilities. The stockholders do not have cumulative or preemptive rights.

Preferred Stock

Our Articles of Incorporation authorizes the issuance of up to 10,000,000 shares of blank check preferred stock with designations, rights and preferences determined from time to time by its Board of Directors. Accordingly, our Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting, or other rights which could adversely affect the voting power or other rights of the holders of the common stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company.

Dividends

We have not paid any cash dividends to our shareholders.  The declaration of any future cash dividends is at the discretion of our board of directors and depends  upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions.  It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Common stock

The holders of outstanding shares of common stock are entitled to receive dividends out of assets or funds legally available for the payment of dividends of such times and in such amounts as the board from time to time may determine. Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders. There is no cumulative voting of the election of directors then standing for election. The common stock is not entitled to pre-emptive rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding up of our company, the assets legally available for distribution to stockholders are distributable ratably among the holders of the common stock after payment of liquidation preferences, if any, on any outstanding payment of other claims of creditors. Each outstanding share of common stock is, and all shares of common stock to be outstanding upon completion of this Offering will upon payment therefore be, duly and validly issued, fully paid and non-assessable.

Warrants

The Company presently has no warrants outstanding

Options

The Company presently has no options outstanding.

Convertible Notes

In February 2015, LFC borrowed a total of $5,250 from four individuals, for which LFC issued its 5% convertible promissory notes due September 30, 2015.  Pursuant to the Share Exchange Agreement, these notes became converted into a total of 5,250,000 shares of common stock.  These notes did not become convertible until the completion of the reverse acquisition and the conversion was effected through an exchange of the notes for 5,250,000 shares of common stock pursuant to the Share Exchange Agreement.  The Company analyzed the convertible debt option for derivative accounting treatment under ASC Topic 815, "Derivatives and Hedging," and determined that the instrument does not qualify for derivative accounting.  The Company therefore performed an analysis to determine if the conversion option was subject to a beneficial conversion feature and determined that the instrument did have a beneficial conversion feature of $5,250.  The amount of the beneficial conversion feature was recorded to interest expense as the debt was exchanged for common stock on March 31, 2015.  Two of the lenders are related parties.

Equity Compensation Plans

The following table summarizes the equity compensation plans under which our securities have been or may be issued as of December 31, 2015.
Plan Category	Number of securities to be issued upon exercise of outstanding options and warrants	Weighted-average exercise price of outstanding options and warrants	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	0	$0	2,125
Equity compensation plan not approved by security holders	0	$0	0

The 2010 long-term incentive plan is the equity compensation plan that was approved by stockholders.

At December 31, 2015, we did not have any equity compensation plans that were not approved by stockholders.
MANAGEMENT'S DISCUSSION AND ANALYSIS FINANCIAL CONDITION AND RESULTS OF OPERATIONS.
The following discussion of the results of our operations and financial condition should be read in conjunction with our financial statements and the related notes, which appear elsewhere in this report. The following discussion includes forward-looking statements. For a discussion of important factors that could cause actual results to differ from results discussed in the forward-looking statements, see "Forward Looking Statements."
Overview
On March 31, 2015 (the "Closing Date"), the Company, LFC, and the shareholders and the holders of Convertible Notes of LFC (each, a "LFC Shareholder" and together the "LFC Shareholders") entered into a share exchange agreement (the "Exchange Agreement"). Pursuant to the terms of the Exchange Agreement, we exchanged 16,750,000 shares of our Common Stock for (i) 11,500,000 shares of LFC Common Stock, and (ii) the Convertible Notes of LFC which were automatically convertible upon a merger into 5,250,000 shares of LFC Common Stock, as a result of which LFC has become a wholly-owned subsidiary of the Company, and we became an operating Company.
LFC is a media company focused on the development, production, promotion and distribution of original entertainment which we plan to make commercially available predominantly through live entertainment events, as well as through digital home video, broadcast television networks, video-on-demand and digital media channels. As a result, we have ceased to be a shell company.  Effective as of April 1, 2015, we changed our name to "Lingerie Fighting Championships, Inc.," (by virtue of the short form merger with our new LFC subsidiary) to reflect our new business focus.
 At the closing of the LFC Acquisition, pursuant to the Exchange Agreement:
•
All shares of LFC Common Stock (including shares of LFC Common Stock issuable upon conversion of certain LFC Convertible Notes) issued and outstanding immediately prior to the closing of the LFC Acquisition were exchanged on a one-for-one basis into an aggregate of 16,750,000 shares of our Common Stock or approximately 84.70% of our outstanding Common Stock;

•
The investors in our PPO financing upon the closing of the LFC Acquisition acquired an aggregate of 2,500,000 shares of our Common Stock or approximately 12.7% of our outstanding Common Stock for gross offering proceeds of $200,000;

•
The 424,697 shares of our Common Stock issued and outstanding immediately prior to the LFC Acquisition and PPO financing, now only reflect approximately 2.16% of our outstanding Common Stock as a result of the said transactions;

As of the effective date of the LFC Acquisition, the LFC Shareholders (which, for the avoidance of doubt includes the holders of Convertible Notes) received 84.70% of the outstanding shares of our Common Stock, pursuant to which each such LFC Shareholder was entitled his or her pro-rata portion thereof.  The remaining 14.87% of such shares are held as follows; (i) the shareholders of the Company immediately prior to the closing of the LFC Acquisition retained approximately 2.16% of the outstanding shares of our Common Stock, pursuant to which each such Company shareholder was entitled to his or her pro-rata portion thereof and (ii) the five investors in the PPO financing received 12.65% of the outstanding shares of Common Stock.

Recent Development

Investment Agreement with Tangiers Global LLC

On April 4, 2016, we closed on an Investment Agreement with Tangiers Global, LLC, (“Tangiers”), a Wyoming limited liability company. Pursuant to the terms of the Investment Agreement, Tangiers committed to purchase up to $5,000,000 of our Common Stock during the Open Period. From time to time during the Open Period, the Company may deliver a drawdown notice to Tangiers which states the dollar amount that we intend to sell to Tangiers on a date specified in the put notice (the “Put Notice”). The maximum investment amount per notice shall be shall be equal to one hundred percent (100%) of the average of the daily trading dollar volume (U.S. market only) of the Common Stock for the ten (10) consecutive Trading Days immediately prior to the applicable Put Notice Date so long as such amount does not exceed an accumulative amount per month of $100,000 unless a prior approval of the Investor is obtained by the Company. The total purchase price to be paid, in connection to the Put Notice, by Tangiers shall be calculated at a eighteen percent (18%) discount of the lowest trading price of the Common Stock during the five (5) consecutive Trading Days immediately succeeding the applicable Put Notice Date.

In connection with the Investment Agreement, we also entered into a registration rights agreement (the “Registration Rights Agreement”) with Tangiers, pursuant to which we are obligated to file a registration statement with the SEC. We are obligated to use all commercially reasonable efforts to maintain an effective registration statement until termination of the Investment Agreement.

The Company signed a promissory note to pay to the order of Tangiers the Principal Sum of $100,000 as a Commitment fee.  The promissory note maturity date is eight (8) months from April 4, 2016. In the event the S-1 related to the Equity Investment Agreement goes effective within 180 days of the April 4, 2016, 2016, the Maturity Date of this Note will be extended to ten (10) months.
If this registration statement  is declared effective within 90 days of the execution date of the Investment Agreement, the Company and Holder agree the principal balance of the Note will immediately be reduced by $40,000.
At the election of Tangiers and upon written notice from Tangiers, at each Closing Date (as defined in the Investment Agreement) after the date which is six (6) months after the Effective Date, Holder shall retain (or the Company shall pay to Holder) an amount equal to ten percent (10%) of each Put Amount (as defined in the Investment Agreement), and the amounts shall be applied by Holder as follows:  first against the amount of any unpaid interest or other fees, and second against any unpaid Principal Sum, until such time as all amounts of interest, fees and Principal sum have been paid by the Company.
The 3,500,000 shares to be registered herein represent 17.70% of the total issued and outstanding shares, assuming that the selling stockholder will sell all of the shares offered for sale.

Results of Operation

Year Ended December 31, 2015 and period from July 21, 2014 (inception) through December 31, 2014
We had revenue of $5,970 for the year ended December 31, 2015 ("fiscal 2015") and no revenue for the period from July 21, 2014 (inception) through December 31, 2014 ("fiscal 2014").  Cost of Services in fiscal 2015 was $32,902, compared to $0 Cost of Services incurred in fiscal 2014.  General and administrative expenses, which consisted primarily of professional fees and payroll, were $171,053 for fiscal 2015 and $264 for the fiscal 2014, an increase of $170,789.  As a result, we incurred a loss of $197,985 for fiscal 2015 as compared with a loss of $264 for fiscal 2014.

Liquidity and Capital Resources

Liquidity is the ability of a company to generate funds to support its current and future operations, satisfy its obligations and otherwise operate on an ongoing basis.  At December 31, 2015, we had a cash balance of $21,683, representing the balance of cash received from the private placement of securities in fiscal 2014, and $3,580 as of December 31, 2014.  The Company had a working capital deficiency of $15,943 at December 31, 2015 and a working capital of $3,464 as of December 31, 2014.  The decrease in our working capital from approximately $19,406 was primarily related to the increase in accounts payable and accrued expenses.

Operating Activities
During fiscal 2015, we used $153,725 of cash in operating activities, reflecting our net loss of $197,985.  During fiscal 2014, we used $148 of cash in our operating activities, reflecting our net loss of $264.  The increase in cash used during fiscal 2015 was related to an increase in net losses of $197,985, offset by the amortization of beneficial conversion feature that provided $5,250, stock-based compensation of $7,600, and an increase in accounts payable and accrued liabilities of $31,410.

Investing Activities
During fiscal 2015, the Company provided $2,578 of cash in investing activities.  Investing activities included cash received from a reverse merger transaction for $2,578.  No investing activities occurred in fiscal 2014.

Financing Activities
During fiscal 2015, the Company provided $169,250 of cash in financing activities. We financed our operations proceeds from the sale of common stock of $200,000, borrowings on convertible debt of $1,400, and borrowing on convertible debt from a related party of $3,850.  Cash used in financing activities included the repayment of notes of $12,000, and repayment of notes to a related party of $24,000.

During fiscal 2014, we financed our operations principally through proceeds from the sale of common stock of $1,215, and  a capital contribution from a related party of $2,513.

Supplementary Cash Flow Disclosures

During fiscal 2015, we reported supplemental disclosure of cash flow for non-cash transactions of net liabilities assumed in a reverse merger of $39,522, a discount to convertible debt for beneficial conversion feature of $5,250, and common shares issued for conversion on debt of $5,250.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Significant Accounting Estimates and Policies

The discussion and analysis of our financial condition and results of operations is based upon our financial statements that have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets and liabilities. On an on-going basis, we evaluate our estimates including the allowance for doubtful accounts, the salability and recoverability of our products, income taxes and contingencies. We base our estimates on historical experience and on other assumptions that we believe to be reasonable under the circumstances, the results of which form our basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Income Taxes

We account for income taxes in accordance with ASC 740, Income Taxes, which requires that we recognize deferred tax liabilities and assets based on the differences between the financial statement carrying amounts and the tax basis of assets and liabilities, using enacted tax rates in effect in the years the differences are expected to reverse. Deferred income tax benefit (expense) results from the change in net deferred tax assets or deferred tax liabilities. A valuation allowance is recorded when, in the opinion of management, it is more likely than not that some or all of any deferred tax assets will not be realized.

We adopted ASC 740-10-25, Income Taxes- Overall-Recognition, on January 1, 2007, which provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax position. We must recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate resolution. We did not recognize any additional liabilities for uncertain tax positions as a result of the implementation of ASC 740-10-25.

Recent accounting pronouncements

In 2014, the FASB issued ASU 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements. ASU 2014-10 eliminates the distinction of a development stage entity and certain related disclosure requirements, including the elimination of inception-to-date information on the statements of operations, cash flows and stockholders’ equity. The amendments in ASU 2014-10 will be effective prospectively for annual reporting periods beginning after December 15, 2014, and interim periods within those annual periods, however early adoption is permitted. The Company evaluated and adopted ASU 2014-10 during 2014. The Company has evaluated these recent accounting pronouncements and their adoption has not had or is not expected to have a material impact on the Company’s financial position, or statements.

DESCRIPTION OF BUSINESS

Business Overview

We were incorporated in Nevada on November 29, 2006 under the name Sparking Events, Inc., and on September 16, 2013 our corporate name was changed to Cala Energy Corp., (formally, Xodtec LED, Inc.) under which we were engaged in the business of offering services, such as enhanced oil recovery and material supplies, to gas and oil fields predominantly located in Southeast Asia. We were not successful in our efforts and discontinued this line of business.  Since that time, and prior to the “Exchange Agreement” (defined below) we have been a "shell company", as such term is defined in Rule 12b-2 of the Exchange Act.

On March 31, 2015, the Company, pursuant to share exchange agreement (the "Share Exchange Agreement"), among the Company, Lingerie Fighting Championships, Inc. (“LFC”), and the holders of all of the outstanding common stock and convertible notes of LFC exchanged their common stock and convertible notes of LFC for a total of 16,750,000 shares of common stock, which represented 84.70% of the Company's common stock after giving effect to the issuance of the shares pursuant to the Share Exchange Agreement and the shares of common stock issued in the private placement described in the following paragraph.  The issuance of the 16,750,000 shares of common stock to the former holders of LFC's common stock and convertible notes in exchange for the capital stock of LFC is referred to as the reverse acquisition transaction.  The sole director and chief executive officer of LFC became a director and the chief executive officer of the Company.  As a result of the reverse acquisition, the Company's business has become the business of LFC.

On March 31, 2015, contemporaneously with the closing pursuant to the Share Exchange Agreement, the Company issued 2,500,000 shares of common stock for a purchase price of $0.08 per share, for a total of $200,000.  The proceeds from the private placement were held in escrow on March 31, 2015, and were paid to the Company on April 2, 2015.  Accordingly, on March 31, 2015, the proceeds from the private placement are reflected as a subscription receivable.  None of the purchasers in the private placement are affiliates of the Company.

As a result of the reverse acquisition with LFC, we ceased to be a shell company on March 31, 2015.

Effective as of April 1, 2015, we changed our name to "Lingerie Fighting Championships, Inc." a name which more accurately represents our new business. We effected the name change by virtue of a short form merger, pursuant to which LFC (our wholly owned subsidiary after the LFC Acquisition) merged with and into the Company, with the Company remaining as the surviving parent corporation. In connection with the name change, we submitted to FINRA a voluntary request for the change of our OTC trading symbol. Our Common Stock now trades under the symbol “BOTY”.

As a result of, and in connection with, the reverse acquisition, the Company changed its fiscal year to December 31, which was LFC's fiscal year, from a fiscal year ending February 28.

On April 20, 2015, the Company effected a one-for-800 reverse split, pursuant to which each share of common stock was converted into, and became 1/800 of a share of common stock, with fractional shares being rounded up to the next higher whole number of shares.  As a result of the reverse split, the 339,757,357 shares of common stock, then outstanding, became and were converted into 424,977 shares.  All references to shares of common stock and per share information retroactively reflect the reverse split.

Investment Agreement with Tangiers Global LLC

On April 4, 2016, we closed on an Investment Agreement with Tangiers Global, LLC (“Tangiers”), a Wyoming limited liability company. Pursuant to the terms of the Investment Agreement, Tangiers committed to purchase up to $5,000,000 of our Common Stock during the Open Period. From time to time during the Open Period, the Company may deliver a drawdown notice to Tangiers which states the dollar amount that we intend to sell to Tangiers on a date specified in the put notice (the “Put Notice”). The maximum investment amount per notice shall be shall be equal to one hundred percent (100%) of the average of the daily trading dollar volume (U.S. market only) of the Common Stock for the ten (10) consecutive Trading Days immediately prior to the applicable Put Notice Date so long as such amount does not exceed an accumulative amount per month of $100,000 unless a prior approval of the Investor is obtained by the Company. The total purchase price to be paid, in connection to the Put Notice, by Tangiers shall be calculated at a eighteen percent (18%) discount of the lowest trading price of the Common Stock during the five (5) consecutive Trading Days immediately succeeding the applicable Put Notice Date.

In connection with the Investment Agreement, we also entered into a registration rights agreement (the “Registration Rights Agreement”) with Tangiers, pursuant to which we are obligated to file a registration statement with the SEC. We are obligated to use all commercially reasonable efforts to maintain an effective registration statement until termination of the Investment Agreement.

The Company signed a promissory note to pay to the order of Tangiers the Principal Sum of $100,000 as a Commitment fee.  The promissory note maturity date is eight (8) months from April 4, 2016. In the event the S-1 related to the Equity Investment Agreement goes effective within 180 days of the April 4, 2016, 2016, the Maturity Date of this Note will be extended to ten (10) months.
If this registration statement  is declared effective within 90 days of the execution date of the Investment Agreement, the Company and Holder agree the principal balance of the Note will immediately be reduced by $40,000.
At the election of Tangiers and upon written notice from Tangiers, at each Closing Date (as defined in the Investment Agreement) after the date which is six (6) months after the Effective Date, Holder shall retain (or the Company shall pay to Holder) an amount equal to ten percent (10%) of each Put Amount (as defined in the Investment Agreement), and the amounts shall be applied by Holder as follows:  first against the amount of any unpaid interest or other fees, and second against any unpaid Principal Sum, until such time as all amounts of interest, fees and Principal sum have been paid by the Company.
The 3,500,000 shares to be registered herein represent 17.70% of the total issued and outstanding shares, assuming that the selling stockholder will sell all of the shares offered for sale.

Employees

Management.
Mr. Shaun Donnelly, a veteran television and film producer, is the original creator of the LFC event and created, promoted and operated the first LFC event prior to founding LFC. Mr. Donnelly has created television shows for such networks as Starz, AMI, PlayboyTV, UKTV and YouToo. Mr. Donnelly writes, produces and edits each episode of LFC and directs the fight performances and character post- fight and pre-fight interviews.

LFC Cast.
Karmen Moon. Ms. Moon is a resident of Boston Massachusetts and current Playboy model and host to several TV shows. She has also generated a substantial on-line following.
Serina "Honey Punch" Kyle: Ms. Kyle is one of the most popular LFC fighters. Her LFC fictional character personifies a sweet and angelic personality with a tough fighting presence.

Michelle "the Scrapper" Blanchard. Ms. Michelle Blanchard is a member of the Lingerie Football League's Los Angeles Outlaws franchise and is the world's first two-sport lingerie athlete. She co-hosts several cable MMA shows. Ms. Michelle Blanchard is one of the LFC founders.
Chloe Cameron: Ms. Cameron is a bikini model who personifies an all-American blonde beauty.
Joel Kane. Mr. Kane personifies and embodies a character that teaches, instructs and coaches the other LFC members.
Tara "the Guillotine" Gaddy. Ms. Tara Gabby is the smallest member of the LFC, occupying a size of 5'1 feet tall. Her LFC fictional character personifies a sassy and tough personality.
Suzanne "Hawaiian Punch" Nakata. Ms. Suzanne Nakata is an accomplished fighter with real Muay-thai and Jujitsu training. She works as a model at the WET Ultra Pool in Las Vegas.
Jenevieve "the Sorceress" Serpentine.  Ms. Jenevieve Serpentine is a woman of many talents. She is a snake charmer, a psychic and a belly dancer. In the LFC she is a villain and is billed as a practitioner of the dark MMA arts.
Samiha "the Goddess" Glam.  Ms. Samiha Glam is one of the most inspirational members of the LFC. Her weight transformation has been worked into the LFC storyline and has already garnered media attention.
MaiNe "Main Event" Morgan.  Ms. MaiNe Morgan is a former go-go dancer who Ms. Roni Taylor recruited when she saw her dancing in a casino. As a rising star in the LFC, Ms. MaiNe Morgan has proved to be athletic but injury prone.
Feather "the Hammer" Hadden. Ms. Feather Hammer is the undefeated champion of the LFC and a competitive bodybuilder.

Properties

We do not own or lease any property.

Legal Proceedings

We are currently not involved in any litigation that we believe could have a materially adverse effect on our financial condition or results of operations. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of our company or any of our subsidiaries, threatened against or affecting our company, our common stock, any of our subsidiaries or of our company’s or our company’s subsidiaries’ officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect.

 DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

 The following table sets forth certain information with respect to our current directors and executive officers as of April 25, 2016.

Name	Age	Position
Shaun Donnelly	47	Chief Executive Officer, President and Director

Shaun Donnelly has been Chief Executive Officer and a director since the completion of the reverse acquisition on March 31, 2015.  Mr. Donnelly is an entertainment industry veteran who has created, produced and directed television series for such networks as Starz, AMI, ITV, Playboy TV, UKTV and YouToo.  Mr. Donnelly served as LFC's chief executive officer and sole director of LFC since its inception on July 21, 2014, and from April 2013 to July 2014, Mr. Donnelly operated a business similar to LFC's as a sole proprietorship, during which time he produced two events.  Since 2005, Mr. Donnelly has served as the head of Canada's Mind Engine Entertainment, where he has produced several feature films including the recently completed "Gone By Dawn."  Prior to getting into TV and film, Mr. Donnelly worked in the advertising industry where, in 1993, he founded Stormedia Communications, an Edmonton-based ad agency that specialized in oil and gas clients. He also published the literary digest Writer's Block Magazine for seven years and has worked as a writer and columnist for numerous magazines and newspapers.  Mr. Donnelly attended Grant MacEwan University where he earned diplomas in Advertising & Public Relations and Audio Visual Communications.  Mr. Donnelly does not believe that his duties with Mind Engine Entertainment will interfere with his duties as our chief executive officer.

We have no audit, compensation or nominating committee. The functions of these committees are performed by the board of directors. We do not have any independent directors.

Involvement in Certain Legal Proceedings

To our knowledge, during the past ten years, none of our directors, executive officers, promoters, control persons, or nominees has:

            •            been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
            •            had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;
            •            been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

            •            been found by a court of competent jurisdiction in a civil action or by the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;
            •            been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or
            •            Been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

Code of Ethics

We do not have a code of ethics that applies to our officers, employees and directors.

Corporate Governance

The business and affairs of the company are managed under the direction of our board. In addition to the contact information in this annual report, each stockholder will be given specific information on how he/she can direct communications to the officers and directors of the corporation at our annual stockholders meetings. All communications from stockholders are relayed to the members of the board of directors.

Role in Risk Oversight

Our board of directors is primarily responsible for overseeing our risk management processes. The board of directors receives and reviews periodic reports from management, auditors, legal counsel, and others, as considered appropriate regarding our company’s assessment of risks. The board of directors focuses on the most significant risks facing our company and our company’s general risk management strategy, and also ensures that risks undertaken by our company are consistent with the board’s appetite for risk. While the board oversees our company’s risk management, management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing our company and that our board leadership structure supports this approach.

Section 16(a) Beneficial Ownership Compliance

We are not subject to Section 16(a) of the Securities Exchange Act of 1934.

EXECUTIVE COMPENSATION

The following summary compensation table indicates the cash and non-cash compensation earned during the year ended December 31, 2015 and the period from July 21, 2014 (inception) through December 31, 2014 by each person who served as chief executive officer and chief financial officer during the year ended December 31, 2015.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)
Shaun Donnelly, Chief Executive Officer, Chief Financial Officer and Director	2015	0	0	0	0	0
2014		0	0	0	0	0
Terry Butler, Former Chief Financial Officer and Director (1)(2)	2015	0	0	0	0	0
2014		0	0	0	0	0

(1)	Mr. Butler accrued compensation at the rate of $10,000 per month during fiscal 2014 and the first six months of fiscal 2015; however, we did not pay any compensation to Mr. Butler during either fiscal 2015 or fiscal 2014. Mr. Butler did not accrue compensation subsequent to the second quarter of fiscal 2015, and at February 28, 2015, Mr. Butler contributed his accrued compensation, in the amount of $270,000, to capital, as a result of which we have no further obligation to Mr. Butler with respect to compensation for periods prior to February 28, 2015. Mr. Butler has resigned from the position as of March 25, 2016.
(2)	On March 25, 2016, Terry Butler resigned as the Chief Financial Officer and as a Director of Lingerie Fighting Championships, Inc. (the “Company”). Mr. Butler did not resign as the result of any disagreement with the Company on any matter relating to its operation, policies (including accounting or financial policies), or practices.

Executive Employment Contracts

We have no employment agreements with any of our officers.

Equity Compensation Plan Information

Our board of directors and stockholders approved the 2010 long term incentive plan, which covers the issuance of 2,125 shares.  No shares were issued under the plan during the year ended December 31, 2015, and there are no outstanding options under the plan.

Compensation of Directors

The Company has not compensated any of its directors for service on the Board of Directors. Management directors are not compensated for their service as directors; however they may receive compensation for their services as employees of the Company. The compensation received by our management directors is shown in the “Summary Compensation Table” above.

Employment Agreements

We have no employment agreements with any of our employees.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding our shares of common stock beneficially owned as of April 25, 2016 for (i) each stockholder known to be the beneficial owner of 5% or more of our outstanding shares of common stock, (ii) each named executive officer and director, and (iii) all executive officers and directors as a group. A person is considered to beneficially own any shares: (i) over which such person, directly or indirectly, exercises sole or shared voting or investment power, or (ii) of which such person has the right to acquire beneficial ownership at any time within 60 days through an exercise of stock options or warrants. Unless otherwise indicated, voting and investment power relating to the shares shown in the table for our directors and executive officers is exercised solely by the beneficial owner or shared by the owner and the owner’s spouse or children.

For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person has the right to acquire within 60 days of April 25, 2016. For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons named above, any shares that such person or persons has the right to acquire within 60 days of April 25, 2016 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership.

Name	Shares of Common Stock Beneficially Owned	Percentage
Shaun Donnelly	9,350,000	47.5%
Terry Butler	1,925,000	9.8%
Danny Chan	1,925,000	9.8%
All officers and directors as a group (one individual owning stock)	9,350,000	47.5%

The address for Mr. Donnelly and Mr. Butler is c/o Lingerie Fighting Championships, Inc., 6955 North Durango Drive, Suite 1115-129, Las Vegas 89149.  The address of Mr. Chan is 340 S. Lemon Ave., #2247, Walnut CA 91789.
On March 25, 2016, Mr. Butler resigned as the Chief Financial Officer and as a Director of the Company.

None of the persons named in the table hold options or other rights to acquire common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

A related person is defined as any person who is (1) a director or executive officer of the registrant, (2) any nominee for director, (3) any immediate family member of a director or executive officer of the registrant or of any nominee for director, (4) any person who is known to the Company to be the beneficial owner of more than 5% of any class of the registrant’s voting securities and (5) any immediate family of any person who is known to the Company to be the beneficial owner of more than 5% of any class of the registrant’s voting securities.

On December 31, 2014, Mr. Butler, Mr. Chan and one non-affiliated person each made a $12,000 loan to us and received a 10% senior promissory note in the principal amount of $12,000.  The notes were due December 31, 2015 or earlier in the event that we completed a private placement of our stock.  The notes were paid from the proceeds of a $200,000 private placement of our common stock on March 31, 2015, contemporaneously with the completion of the reverse acquisition with LFC.  Mr. Chan was not a related party at February 28, 2015, and is deemed to have become a related party as a result of his acquisition of more than 5% of our common stock on March 31, 2015 pursuant to the share exchange agreement relating to the reverse acquisition transaction.

In February 2015, Mr. Butler and Mr. Chan each made a loan to LFC in the amount of $1,925.  The notes had a September 30, 2015 maturity date, and were converted into 1,925,000 shares of common stock pursuant to the share exchange agreement relating to the reverse acquisition.  Prior to the issuance of the shares upon conversion of the promissory notes, neither Mr. Butler nor Mr. Chan held any equity interest in our securities.  Two non-affiliated individuals each made a $700 loan to LFC and received 700,000 shares of common stock pursuant to the share exchange agreement.

Neither Mr. Butler nor Mr. Chan held any equity interest in our securities.  Two non-affiliated individuals each made a $700 loan to LFC and received 700,000 shares of common stock pursuant to the share exchange agreement.

In addition, during fiscal 2015, Mr. Butler made a $100 advance to the Company.

Pursuant to the share exchange agreement relating to the reverse acquisition with LFC, on March 31, 2015, Shaun Donnelly exchanged his common stock in LFC for 9,350,000 shares of common stock, representing 47.5% of our outstanding common stock, after giving effect to the reverse acquisition transaction and a contemporaneous private placement of our common stock.  Prior to the issuance of these shares, Mr. Donnelly had no equity or other interest in us.  He became our chief executive officer and a director as a result of the reverse acquisition transaction.

The liabilities of the Cala Energy Corp. that were assumed by the Company includes $100 due to the Company’s chief financial officer, who was then the Company’s chief executive officer and chief financial officer prior to the reverse acquisition.  This loan has been paid and is reflected in the change in accrued expenses.

The Company's chief executive officer made a $2,628 advance to the Company during the period ended December 31, 2015. $2,513 of this $2,628 was forgiven by the chief executive officer during the period ended December 31, 2015.  The $115 advance was non-interest bearing and payable on demand and has been paid and included in the change in accrued expenses.

Director Independence

We currently have no independent directors. Because our common stock is not currently listed on a national securities exchange, we have used the definition of “independence” of The NASDAQ Stock Market to make this determination. NASDAQ Listing Rule 5605(a)(2) provides that an “independent director” is a person other than an officer or employee of the company or any other individual having a relationship that, in the opinion of the company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The NASDAQ listing rules provide that a director cannot be considered independent if:

            •            the director is, or at any time during the past three years was, an employee of the company;

            •            the director or a family member of the director accepted any compensation from the company in excess of $120,000 during any period of 12 consecutive months within the three years preceding the independence determination (subject to certain exclusions, including, among other things, compensation for board or board committee service);

            •            a family member of the director is, or at any time during the past three years was, an executive officer of the company;

            •            the director or a family member of the director is a partner in, controlling stockholder of, or an executive officer of an entity to which the company made, or from which the company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year or $200,000, whichever is greater (subject to certain exclusions);

            •            the director or a family member of the director is employed as an executive officer of an entity where, at any time during the past three years, any of the executive officers of the company served on the compensation committee of such other entity; or

            •            The director or a family member of the director is a current partner of the company’s outside auditor, or at any time during the past three years was a partner or employee of the company’s outside auditor, and who worked on the company’s audit.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On December 23, 2014, our board of directors accepted the resignation of Simon & Edward, LLP ("Simon & Edward") and selected MaloneBailey, LLP ("MaloneBailey") to serve as our independent registered accounting firm for the fiscal year ending December 31, 2015 and the from July 21, 2014 (inception).  MaloneBailey has audited the December 31, 2014 financial statements.  During our two most recent fiscal years prior to Simon & Edward's resignation and any subsequent interim period through the date of resignation, there were no disagreements with Simon & Edward on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Simon & Edward, would have caused it to make reference to the subject matter of the disagreements in connection with its reports for such years.

SELLING STOCKHOLDER

We are registering for resale shares of our common stock that are issued and outstanding held by the selling stockholder identified below. We are registering the shares to permit the selling stockholder to resell the shares when and as it deems appropriate in the manner described in the “Plan of Distribution.” As of April 25, 2016, there are 19,769,977 shares of common stock issued and outstanding.

The following table sets forth:

•	the name of the selling stockholder,
•	the number of shares of our common stock that the selling stockholder beneficially owned prior to the offering for resale of the shares under this Prospectus,
•	the maximum number of shares of our common stock that may be offered for resale for the account of the selling stockholder under this Prospectus, and
•
the number and percentage of shares of our common stock to be beneficially owned by the selling stockholder after the offering of the shares (assuming all of the offered shares are sold by the selling stockholder).

The selling stockholder has never served as our officer or director or any of its predecessors or affiliates within the last three years, nor has the selling stockholder had a material relationship with us. The selling stockholder is neither a broker-dealer nor an affiliate of a broker-dealer. The selling stockholder did not have any agreement or understanding, directly or indirectly, to distribute any of the shares being registered at the time of purchase.

The selling stockholder may offer for sale all or part of the shares from time to time. The table below assumes that the selling stockholder will sell all of the shares offered for sale. The selling stockholder is under no obligation, however, to sell any shares pursuant to this Prospectus.

Name	Shares of Common Stock Beneficially Owned prior to Offering(1)	Maximum Number of Shares of Common Stock to be Offered	Number of Shares of Common Stock Beneficially Owned after Offering	Percent of Ownership after Offering
Tangiers Partners, LLC	3,500,000	3,500,000	0	0%

(1)
Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, securities that are currently convertible or exercisable into shares of our common stock, or convertible or exercisable into shares of our common stock within 60 days of the date hereof are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the following table, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name.

PLAN OF DISTRIBUTION

Pursuant to the terms of the Investment Agreement, Tangiers committed to purchase up to $5,000,000 of our Common Stock during the Open Period. From time to time during the Open Period, the Company may deliver a drawdown notice to Tangiers which states the dollar amount that we intend to sell to Tangiers on a date specified in the put notice (the “Put Notice”). The maximum investment amount per notice shall be shall be equal to one hundred percent (100%) of the average of the daily trading dollar volume (U.S. market only) of the Common Stock for the ten (10) consecutive Trading Days immediately prior to the applicable Put Notice Date so long as such amount does not exceed an accumulative amount per month of $100,000 unless a prior approval of the Investor is obtained by the Company. The total purchase price to be paid, in connection to the Put Notice, by Tangiers shall be calculated at a eighteen percent (18%) discount of the lowest trading price of the Common Stock during the five (5) consecutive Trading Days immediately succeeding the applicable Put Notice Date.

In connection with the Investment Agreement, we also entered into a registration rights agreement (the “Registration Rights Agreement”) with Tangiers, pursuant to which we are obligated to file a registration statement with the SEC. We are obligated to use all commercially reasonable efforts to maintain an effective registration statement until termination of the Investment Agreement.

The 3,500,000 shares to be registered herein represent 17.70% of the total issued and outstanding shares, assuming that the selling stockholder will sell all of the shares offered for sale.
There are substantial risks to investors as a result of the issuance of shares of our Common Stock under the Investment Agreement. These risks include dilution of stockholders’ percentage ownership, significant decline in our stock price and our inability to draw sufficient funds when needed.

Tangiers will periodically purchase our Common Stock under the Investment Agreement and will, in turn, sell such shares to investors in the market at the market price. This may cause our stock price to decline, which will require us to issue increasing numbers of common shares to Tangiers to raise the same amount of funds, as our stock price declines.

The selling stockholder may, from time to time, sell any or all of its shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales after this registration statement becomes effective;
•	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;
•	through the writing of options on the shares;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The selling stockholder may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholder cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholder. The selling stockholder and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, are “underwriters” as that term is defined under the Securities Act, or the Exchange Act, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We have agreed to pay all fees and expenses in connection to the registration of the shares of common stock. Tangiers intends to sell/distribute the shares of common stock that they acquire from the Company in the open market.

The selling stockholder shall acquire the securities offered hereby in the ordinary course of business and has advised us that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of its shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus.

If the selling stockholder uses this Prospectus for any sale of the shares of common stock, it will be subject to the prospectus delivery requirements of the Securities Act.

Regulation M

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of our common stock and activities of the selling stockholder.

During such time as it may be engaged in a distribution of any of the shares we are registering by this registration statement, Tangiers is required to comply with Regulation M. In general, Regulation M precludes any selling security holder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a "distribution" as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a "distribution participant" as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security. We have informed Tangiers that the anti-manipulation provisions of Regulation M may apply to the sales of their shares offered by this prospectus, and we have also advised Tangiers of the requirements for delivery of this prospectus in connection with any sales of the common stock offered by this prospectus.

Pursuant to the Investment Agreement, Tangiers shall not sell stock short, either directly or indirectly through its affiliates, principals or advisors, our common stock during the term of the agreement.

 LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Szaferman, Lakind, Blumstein & Blader, PC, Lawrenceville, New Jersey.

EXPERTS

The financial statements as of and for the year ended December 31, 2015 and the period from July 21, 2014 through December 31, 2014 included in this Prospectus and the registration statement have been audited by MaloneBailey, LLP, independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

WHERE YOU CAN FIND MORE INFORMATION

We filed with the SEC a registration statement under the Securities Act for the common stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the SEC at 100 F Street, N.E. Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We file periodic reports under the Exchange Act, including annual, quarterly and special reports, and other information with the Securities and Exchange Commission. These periodic reports and other information are available for inspection and copying at the regional offices, public reference facilities and website of the Securities and Exchange Commission referred to above.

LINGERIE FIGHTING CHAMPIONSHIPS, INC.
INDEX TO FINANCIAL STATEMENTS

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Reports of Independent Registered Public Accounting Firm	40
Consolidated Balance Sheets at December 31, 2015 and 2014	41
Consolidated Statements of Operations for the year ended December 31, 2015 and the period from July 21, 2014 (inception) through December 31, 2014	42
Consolidated Statements of Changes in Stockholders' Deficit for the year ended December 31, 2015 the period from July 21, 2014 (inception) through December 31, 2014	43
Consolidated Statements of Cash Flows for the year ended December 31, 2015 and the period from July 21, 2014 (inception) through December 31, 2014	44
Notes to Consolidated Financial Statements	45

Report of Independent Registered Public Accounting Firm

To the Board of Directors
Lingerie Fighting Championships, Inc
Las Vegas, Nevada

We have audited the accompanying balance sheets of Lingerie Fighting Championships, Inc. (the "Company") as of December 31, 2015 and 2014 and the related statements of operations, shareholders' equity and cash flows for the year ended December 31, 2015 and the period from July 21, 2014 (inception) through December 31, 2014. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2015 and 2014, and the results of its operations and its cash flows for the year ended December 31, 2015 and the period from July 21, 2014 (inception) through December 31, 2014, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has incurred recurring losses, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to this matter are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

MaloneBailey, LLP
www.malone-bailey.com
Houston, Texas
April 13, 2016

LINGERIE FIGHTING CHAMPIONSHIPS, INC.
BALANCE SHEETS

	December 31,	December 31,
	2015	2014
ASSETS
Current assets
Cash	$21,683	$3,580
Total current assets	$21,683	$3,580

LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
Current liabilities
Accounts payable and accrued expenses	$37,626	$116
Total current liabilities	37,626	116

Stockholders' (deficit) equity
Preferred stock, par value $0,001 per share, 10,000,000 shares authorized, no shares issued and outstanding.	-	-
Common stock, par value $0.0001 per share, 400,000,000 shares authorized, 19,769,977 and 11,500,000 shares issued and outstanding at December 31, 2015 and 2014, respectively	1,977	1,150
Additional paid in capital	180,329	2,578
Accumulated deficit	(198,249)	(264)
Total stockholders' (deficit) equity	(15,943)	3,464
Total liabilities and stockholders' deficit	$21,683	$3,580

See notes to financial statements

LINGERIE FIGHTING CHAMPIONSHIPS, INC.
STATEMENTS OF OPERATIONS

	Year ended	July 21, 2014 (inception) to
	December 31,	December 31,
	2015	2014

Revenue	$5,970	$-
Cost of Services	32,902	-
Gross profit (loss)	(26,932)	-

Operating expenses
Selling, general and administrative expenses	171,053	264
Total operating expense	171,053	264

Operating loss	(197,985)	(264)

Provision for income taxes	-	-

Net Loss	$(197,985)	$(264)

Basic and diluted net loss per common share	$(0.01)	$(0.00)
Basic and diluted weighted average number of common shares outstanding	17,693,871	9,825,949

See notes to financial statements

LINGERIE FIGHTING CHAMPIONSHIPS, INC.
STATEMENTS OF STOCKHOLDERS' DEFICIT

			Additional		Total
	Common Stock		Paid-in	Accumulated	Stockholders'
	Number of Shares	Amount	Capital	Deficit	(Deficit) Equity
Balance - July 21, 2014 (inception)	-	$-	$-	$-	$-
Common shares issued for cash	11,500,000	1,150	65	-	1,215
Advance forgiven by related party	-	-	2,513	-	2,513
Net loss	-	-	-	(264)	(264)
Balance - December 31, 2014	11,500,000	1,150	2,578	(264)	3,464
Common shares issued for conversion of debt	5,250,000	525	4,725	-	5,250
Sale of common stock	2,500,000	250	199,750	-	200,000
Common shares issued for compensation	95,000	10	7,590	-	7,600
Beneficial conversion feature on convertible debt	-	-	5,250	-	5,250
Reverse merger adjustment	424,977	42	(39,564)	-	(39,522)
Net loss	-	-	-	(197,985)	(197,985)
Balance – December 31, 2015	19,769,977	$1,977	$180,329	$(198,249)	$(15,943)

See notes to financial statements

LINGERIE FIGHTING CHAMPIONSHIPS, INC.
STATEMENTS OF CASH FLOWS

	Year ended	July 31, 2014 (inception) to
	December 31,	December 31,
	2015	2014

Cash Flows from operating activities:
Net loss	$(197,985)	$(264)
Adjustments to reconcile net loss to net cash
used in operating activities :
Amortization of beneficial conversion feature	5,250	-
Stock – based compensation	7,600	-
Changes in operating assets and liabilities:
Accounts payable and accrued expense	31,410	116
Net cash used in operating activities	(153,725)	(148)

Cash flows from investing activities:
Cash receipt from reverse merger	2,578	-
Net cash provided by investing activities	2,578	-

Cash flows from financing activities:
Capital contribution from related party	-	2,513
Repayment of notes	(12,000)	-
Repayment of notes – related party	(24,000)	-
Borrowings on convertible debt	1,400	-
Borrowings on convertible debt – related party	3,850	-
Proceeds from sale of common stock	200,000	1,215
Net cash provided by financing activities	169,250	3,728

Net increase in cash	18,103	3,580
Cash, beginning of the period	3,580	-
Cash, end of the period	$21,683	$3,580

Supplementary information
Cash paid during the period for:
Interest	$100	$-
Income taxes	$337	$-

Non cash investment and financing activities:
Advance forgiven by related party	$-	$2,513
Net liabilities assumed in the reverse merger	$39,522	$-
Discount to convertible debt for beneficial conversion feature	$5,250	$-
Common shares issued for conversion debt	$5,250	$-

See notes to financial statements

LINGERIE FIGHTING CHAMPIONSHIPS, INC.
NOTES TO FINANCIAL STATEMENTS
 DECEMBER 31, 2015 AND 2014

NOTE 1 – ORGANIZATION AND NATURE OF BUSINESS

(a) Organization

Lingerie Fighting Championships, Inc. (the "Company") is a Nevada corporation incorporated on November 29, 2006 under the name Sparking Events, Inc.  The Company's corporate name was changed to Xodtec Group USA, Inc. in June 2009, Xodtec LED, Inc. in May 2010, Cala Energy Corp. in September 2013 and Lingerie Fighting Championships, Inc. on April 1, 2015.

The Company is a development-stage media company, which is in the process of developing and implementing a program of original entertainment for mature audiences which it plans to make available predominantly through live entertainment events, as well as through digital home video, broadcast television networks, video-on-demand and digital media channels.  Prior to the reverse acquisition transaction described below, the Company was a shell corporation, and had been a shell corporation since February 28, 2013.

References to LFC relate to Lingerie Fighting Championships, Inc. as it existed prior to the reverse acquisition transaction.  As a result of the reverse acquisition transactions, on March 31, 2015, LFC became a wholly-owned subsidiary of the Company, and on April 1, 2015, pursuant to an agreement of merger between the Company and LFC, LFC was merged into the Company and the Company's corporate name was changed to Lingerie Fighting Championships, Inc.

On March 31, 2015, the Company, pursuant to share exchange agreement (the "Share Exchange Agreement"), among the Company, LFC, and the holders of all of the outstanding common stock and convertible notes of LFC exchanged their common stock and convertible notes of LFC for a total of 16,750,000 shares of common stock, which represented 84.70% of the Company's common stock after giving effect to the issuance of the shares pursuant to the Share Exchange Agreement and the shares of common stock issued in the private placement described in the following paragraph.  The issuance of the 16,750,000 shares of common stock to the former holders of LFC's common stock and convertible notes in exchange for the capital stock of LFC is referred to as the reverse acquisition transaction.  The sole director and chief executive officer of LFC became a director and the chief executive officer of the Company.  As a result of the reverse acquisition, the Company's business has become the business of LFC.

On March 31, 2015, contemporaneously with the closing pursuant to the Share Exchange Agreement, the Company issued 2,500,000 shares of common stock for a purchase price of $0.08 per share, for a total of $200,000.  The proceeds from the private placement were held in escrow on March 31, 2015, and were paid to the Company on April 2, 2015.  Accordingly, on March 31, 2015, the proceeds from the private placement are reflected as a subscription receivable.  None of the purchasers in the private placement are affiliates of the Company.

Under generally accepted accounting principles, the acquisition by the Company of LFC is considered to be a capital transaction in substance, rather than a business combination. That is, the acquisition is equivalent to the acquisition by LFC of the Company, then known as Cala Energy Corp., with the issuance of stock by LFC for the net monetary assets of the Company.  The assets and liabilities assumed were $2,578 and $42,100, respectively.  This transaction is reflected as a recapitalization, and is accounted for as a change in capital structure.  Accordingly, the accounting for the acquisition is identical to that resulting from a reverse acquisition. Under reverse acquisition accounting, the comparative historical financial statements of the Company, as the legal acquirer, are those of the accounting acquirer, LFC.  As a result, the comparable financial statements for prior period will be the financial statements of LFC.   The accompanying financial statements reflect the recapitalization of the stockholders' equity as if the reverse acquisition transactions occurred as of the beginning of the first period presented.  Thus, the 11,500,000 shares of common stock issued to the former LFC stockholders are deemed to be outstanding for all periods reported from the date of the issuance of the underlying LFC securities, the 424,977 shares of common stock held by the Company's stockholders prior to the reverse acquisition are deemed to have been issued on March 31, 2015, the closing date for the reverse acquisition transaction, and the 5,250,000 shares issued pursuant to the Share Exchange Agreement to the holders of the convertible notes and the 2,500,000 shares issued in the private placement were issued on March 31, 2015.

 (b) Reverse Split

On April 20, 2015, the Company effected a one-for-800 reverse split, pursuant to which each share of common stock was converted into, and became 1/800 of a share of common stock, with fractional shares being rounded up to the next higher whole number of shares.  As a result of the reverse split, the 339,757,357 shares of common stock, then outstanding, became and were converted into 424,977 shares.  All references to shares of common stock and per share information retroactively reflect the reverse split.

NOTE 2 – BASIS OF PRESENTATION AND ACCOUNTING POLICIES

Basis of Presentation
The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America and are presented in US dollars.  The Company uses the accrual basis of accounting and has adopted a December 31 fiscal year end.  The Company had no subsidiaries at December 31, 2015 and 2014.

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date the financial statements and the reported amount of revenues and expenses during the reporting period.  Actual results could differ from those estimates. The Company continually evaluates its estimates and judgments. The Company bases its estimates and judgments on historical experience and other factors that it believes to be reasonable under the circumstances. Materially different results can occur as circumstances change and additional information becomes known, even for estimates and judgments that are not deemed critical.

Cash and Cash Equivalents
The Company considers all highly liquid investments with the original maturities of three months or less to be cash equivalents. The Company had $21,683 and $3,580 in cash as at December 31, 2015 and December 31, 2014, respectively.

Revenue Recognition
The Company recognizes revenue from the sale of goods and services in accordance with ASC 605, "Revenue Recognition."  Revenue is recognized only when all of the following criteria have been met: (i) persuasive evidence for an agreement exists; (ii) service has been provided or goods has been delivered; (iii) the payment is fixed or determinable; and (iv) collection is reasonably assured.

Income Taxes
Income taxes are computed using the asset and liability method.  Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws.  A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

Basic Income (Loss) Per Share
Basic income (loss) per share is calculated by dividing the Company's net loss applicable to common shareholders by the weighted average number of common shares during the period. Diluted earnings per share is calculated by dividing the Company's net income available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive debt or equity. There are no such common stock equivalents outstanding as at December 31, 2015 and 2014.

Related Party Balances and Transactions
The Company follows FASB ASC 850, “Related Party Disclosures,” for the identification of related parties and disclosure of related party transaction.

Beneficial Conversion Feature of Convertible Debt
The Company accounts for convertible debt in accordance with the guidelines established by FASB ASC 470-20, “Debt with Conversion and Other Options”.  The Beneficial Conversion Feature (“BCF”) of convertible debt is normally characterized as the convertible portion or feature of certain debt that provide a rate of conversion that is below market value or in-the-money when issued.  The Company records a BCF related to the issuance of convertible debt when issued, and also records the estimated fair value.  Beneficial Conversion Features that are contingent upon the occurrence of a future event are recorded when the event is resolved.

Fair Value of Financial Instruments
The Company's financial instruments consist primarily of cash, and accounts payable and accrued expenses. The carrying amounts of such financial instruments approximate their respective estimated fair value due to the short-term maturities and approximate market interest rates of these instruments.

The Company adopted ASC Topic 820, Fair Value Measurements (“ASC Topic 820”), which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements.  The standard provides a consistent definition of fair value which focuses on an exit price that would be received upon sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  The standard also prioritizes, within the measurement of fair value, the use of market-based information over entity specific information and establishes a three-level hierarchy for fair value measurements based on the nature of inputs used in the valuation of an asset or liability as of the measurement date.

The three-level hierarchy for fair value measurements is defined as follows:

-	Level 1 – inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets; liabilities in active markets;
-
Level 2 – inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability other than quoted prices, either directly or indirectly, including inputs in markets that are not considered to be active; or directly or indirectly including inputs in markets that are not considered to be active;

-	Level 3 – inputs to the valuation methodology are unobservable and significant to the fair value measurement

Recent Accounting Pronouncements
In June 2014, the FASB issued ASU 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements. ASU 2014-10 eliminates the distinction of a development stage entity and certain related disclosure requirements, including the elimination of inception-to-date information on the statements of operations, cash flows and stockholders' equity. The amendments in ASU 2014-10 will be effective prospectively for annual reporting periods beginning after December 15, 2014, and interim periods within those annual periods, however early adoption is permitted. The Company evaluated and adopted ASU 2014-10 since the reporting period ended December 31, 2014.

The Company's management has considered all recent accounting pronouncements. Management believes that these recent pronouncements except ASU 2014-10 will not have a material effect on the Company's financial statements.

NOTE 3 – GOING CONCERN

The accompanying financial statements have been prepared in conformity with GAAP, which contemplate continuation of the Company as a going concern. The Company has generated nominal revenues since inception, has sustained losses since its organization and requires funding to generate revenue.  These conditions raise substantial doubt as to the Company's ability to continue as a going concern.

Management anticipates that the Company will be dependent, for the near future, on additional investment capital to fund operating expenses.  The Company can give no assurances that it can or will become financially viable and continue as a going concern.

NOTE 4 – LOANS PAYABLE AND CONVERTIBLE LOAN PAYABLE

On December 31, 2014, the Company, then known as Cala Energy Corp., borrowed $12,000 from each of three individuals for which the Company issued its 10% senior promissory note in the aggregate principal amount of $36,000.  The notes were due December 31, 2015 or earlier in the event that the Company completed a private placement of its common stock.  The notes, together with accrued interest, were paid from the proceeds of a $200,000 private placement of our common stock in April 2015, following the receipt by the Company of the proceeds from the private placement.  Two of the lenders are related parties.  See Note 6.

On April 2, 2015, the Company received the $200,000 proceeds from the private placement of its common stock and used the proceeds to pay outstanding loans payable in the principal amount of $36,000, of which notes in the principal amount of $24,000 were held by related parties.

In February 2015, LFC borrowed a total of $5,250 from four individuals, for which LFC issued its 5% convertible promissory notes due September 30, 2015.  Pursuant to the Share Exchange Agreement, these notes became converted into a total of 5,250,000 shares of common stock.  These notes did not become convertible until the completion of the reverse acquisition and the conversion was effected through an exchange of the notes for 5,250,000 shares of common stock pursuant to the Share Exchange Agreement.  The Company analyzed the convertible debt option for derivative accounting treatment under ASC Topic 815, "Derivatives and Hedging," and determined that the instrument does not qualify for derivative accounting.  The Company therefore performed an analysis to determine if the conversion option was subject to a beneficial conversion feature and determined that the instrument did have a beneficial conversion feature of $5,250.  The amount of the beneficial conversion feature was recorded to interest expense as the debt was exchanged for common stock on March 31, 2015.  Two of the lenders are related parties.  See Note 6.

NOTE 5 – STOCKHOLDERS EQUITY

Preferred Stock

The authorized preferred stock consists of 10,000,000 shares with a par value $0.001 per share. The board of directors has broad discretion in setting the rights, preferences and privileges of one or more series of preferred stock.

There were no preferred shares issued and outstanding as at December 31, 2015 and 2014.

Common Stock

The Company has authorized 400,000,000 shares with a par value $0.001 per share.

In February 2015, LFC borrowed a total of $5,250 from four individuals, for which LFC issued its 5% convertible promissory notes due September 30, 2015. Pursuant to the Share Exchange Agreement, these notes became converted into a total of 5,250,000 shares of common stock.  These notes did not become convertible until the completion of the reverse acquisition and the conversion was effected through an exchange of the notes for 5,250,000 shares of common stock pursuant to the Share Exchange Agreement. Two of the lenders may be deemed related parties.  See Note 5.  The Company analyzed the convertible debt option for derivative accounting treatment under ASC Topic 815, "Derivatives and Hedging," and determined that the instrument does not qualify for derivative accounting.  The Company therefore performed an analysis to determine if the conversion option was subject to a beneficial conversion feature and determined that the instrument does have a beneficial conversion feature of $5,250 on March 31, 2015.  The $5,250 beneficial conversion feature was recorded to interest expense as the debt was exchanged for common stock on March 31, 2015. Two of the lenders are related parties.  See Note 6.

On March 31, 2015:
•
Pursuant to the Share Exchange Agreement, the Company issued 11,500,000 shares of common stock to the stockholders of LFC and 5,250,000 shares of common stock to the holders of convertible note holders of LFC.  As a result of the reverse acquisition accounting, these shares issued to the former LFC stockholders are treated as being outstanding from the date of issuance of the LFC shares.

•
The Company sold 2,500,000 shares of common stock to five investors at $0.08 per share, for a total of $200,000.  At March 31, 2015, the purchase price was held in escrow, and was released to the Company on April 2, 2015.

The assets and liabilities of Cala Energy Corp., which were assumed by the Company as a result of the reverse acquisition, consisted of:

Cash	$2,578
Total assets	$2,578

Accounts payable	$6,000
Notes payable (Notes 4 and 6)	36,100
Total liabilities	$42,100

Net liabilities assumed	$39,522

Pursuant to a release agreement dated June 4, 2015, between the Company and its former counsel, the Company and its former counsel exchanged general releases, and the Company issued to its former counsel 95,000 shares of common stock.  The shares were valued at $0.08 per share, which is the price per share paid in the Company's March 31, 2015 private placement, for a total of $7,600.

On November 12, 2015, the Company purchased 750,000 shares of common stock from a consultant for $75.  These shares had been issued by LFC pursuant to a founders’ agreement dated July 28, 2014 for $75 and were exchanged for 750,000 shares of common stock pursuant to the Share Exchange Agreement.  The founders’ agreement gave the Company the right to repurchase the shares at cost if she ceased to be a consultant during the first year.  The Company exercised this right and repurchased the shares.  The Company intends to cancel these shares. These shares have not been cancelled as of December 31, 2015 and as such are accounted for as issued until cancelled.

In fiscal 2014, the company sold 11,500,000 common shares for $1,215 cash proceeds.

NOTE 6 – RELATED PARTY TRANSACTIONS

LFC’s chief executive officer, who became the Company’s chief executive officer in connection with the reverse acquisition, received 9,350,000 shares of common stock, representing 47.5% of the Company’s outstanding common stock, in exchange for 9,350,000 shares of LFC common stock pursuant to the Share Exchange Agreement.  The chief executive officer acquired his LFC common stock in July 2014 for $0.0001 per share, which was the par value of the LCF common stock.

Two individuals, one of whom was the Company’s then chief executive and chief financial officer prior to the reverse acquisition and became the Company’s chief financial officer after the reverse acquisition, and one who was not affiliated with the Company but who became a 5% stockholder as a result of the shares issued to him pursuant to the Share Exchange Agreement upon conversion of convertible notes held by him, each (i) made a $12,000 loan to the acquired company prior to the reverse acquisition transaction and received a 10% senior promissory note in the principal amount of $12,000, which were paid from the proceeds of the Company’s March 31, 2015 private placement (see Note 4), and (ii) made a loan to the LFC in the amount of $1,925, which became converted into 1,925,000 shares of common stock pursuant to the Share Exchange Agreement.  These loans represent $24,000 of the $36,000 of loans made by Cala Energy Corp. prior to the reverse acquisition transaction.  The convertible notes represent $3,850 of the $5,250 of convertible notes issued by LFC prior to the reverse acquisition.

The liabilities of the Cala Energy Corp. that were assumed by the Company includes $100 due to the Company’s chief financial officer, who was then the Company’s chief executive officer and chief financial officer prior to the reverse acquisition.  This loan has been paid and is reflected in the change in accrued expenses.

The Company's chief executive officer made a $2,628 advance to the Company during the period ended December 31, 2015. $2,513 of this $2,628 was forgiven by the chief executive officer during the period ended December 31, 2015.  The $115 advance was non-interest bearing and payable on demand and has been paid and included in the change in accrued expenses.

NOTE 7 – INCOME TAXES

The Company did not provide any current or deferred U.S. federal income tax provision or benefit for any of the periods presented because the Company has experienced operating losses for U.S. federal income tax purposes since inception. When it is more likely than not that a tax asset cannot be realized through future income the Company must allow for this future tax benefit
The Company has fully reserved the benefit from the tax loss carryforward as follows:
	December 31, 2015	December 31, 2014
Net operating loss carryforward	$198,249	$264
Tax rate	34%	34%
Tax benefit of net operating loss carryforward	$67,405	$90
Valuation allowance	$(67,405)	$(90)
Deferred income tax asset	$-	$-

The Company has approximately $198,249 of net operating losses (“NOL”) carried forward to offset taxable income in future years which expire commencing twenty years from when incurred. In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based on the assessment, management has established a full valuation allowance against all of the deferred tax assets relating to NOLs for every period because it is more likely than not that all of the deferred tax assets will not be realized.

The Company is subject to audits by U.S. Internal Revenue Service ("IRS"), state, local and foreign tax authorities. Management believes that adequate provisions have been made for any adjustments that may result from tax examinations. However, the outcome of tax audits cannot be predicted with certainty. If any issues addressed in the Company's tax audits are resolved in a manner not consistent with management's expectations, the Company could be required to adjust its provision for income taxes in the period such resolution occurs.

NOTE 8  – SUBSEQUENT EVENTS

Management has evaluated events occurring after the date of these financial statements through the date that these financial statements were issued.  Based on our evaluation no events other than the following have occurred that require disclosure:

On April 1, 2016, the Company entered into an agreement to issue a convertible promissory note to an unrelated party for an amount of $40,000.

On April 4, 2016, the Company entered into an investment agreement with an unrelated party.  Per the investment agreement, the investor will invest up to $5,000,000 to purchase the Company’s common stock, par value of $.001 per share.

LINGERIE FIGHTING CHAMPIONSHIPS, INC.

3,500,000 SHARES OF COMMON STOCK

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Until _____________, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II — INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

Securities and Exchange Commission registration fee	$	___
Federal Taxes		$0
State Taxes and Fees		$0
Transfer Agent Fees		$0
Accounting fees and expenses		$15,000
Legal fees and expense		$30,000
Blue Sky fees and expenses		$0
Miscellaneous		$0
Total	$	_____

All amounts are estimates other than the Commission’s registration fee. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 14. Indemnification of Directors and Officers.

Nevada Revised Statute 78.037 permits a corporation to eliminate or limit the personal liability of a director or officer to the corporation or its stockholders for damages relating to breach of fiduciary duty as a director or officer, but such a provision must not eliminate or limit the liability of a director or officer for (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (b) the payment of distributions in violation of Nevada Revised Statute 78.300.

Nevada Revised Statutes 78.7502 provides as follows with respect to indemnification of directors, officers, employees and agents:

(a)
We may indemnify any person who was or is a party or is threatened to be made a party to any action, except an action by us, by reason of the fact that he is or was our director, officer, employee or agent, or is or was serving as a director, officer, employee or agent of any other person at our request, against expenses actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (i) is not liable for breach of his fiduciary duties as a director or officer pursuant to Nevada Revised Statutes 78.138; and (ii) acted in good faith and in a manner which he reasonably believed to be in or not opposed to our best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

(b)
We may indemnify any person who was or is a party or is threatened to be made a party to any action by us, by reason of the fact that he is or was our director, officer, employee or agent, or is or was serving as a director, officer, employee or agent of any other person at our request, against expenses actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (i) is not liable for breach of his fiduciary duties pursuant to Nevada Revised Statutes 78.138; and (ii) acted in good faith and in a manner which he reasonably believed to be in or not opposed to our best interest.  We may not indemnify him for any claim, issue or matter as to which he has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to us or for amounts paid in settlement to us, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

(c)
To the extent that our directors, officers, employees or agents have been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, we are required to indemnify him against expenses, including attorneys’ fees actually and reasonably incurred by him in connection with the defense.

Our Articles of Incorporation and Bylaws provide for elimination of any liability of our directors and officers and indemnity of our directors and officers to the fullest extent permitted by Nevada law.

The above-described provisions relating to the exclusion of liability and indemnification of directors and officers are sufficiently broad to permit the indemnification of such persons in certain circumstances against liabilities arising under the Securities Act.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors and officers and to persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities.

In May 2013, the Company sold 40,000,000 shares of its common stock at its fair value of $0.005 per share to investors, for total proceeds of $100,000.

In June 2013, 5,000,000 shares of preferred stock were converted into 100,000,000 shares of common stock.

In October and November, 2013, the Company sold 5,000,000 shares of its common stock at its fair value of $0.02 to investors, for total proceeds of $100,000.

In February 2015, LFC borrowed a total of $5,250 from four individuals, for which LFC issued its 5% convertible promissory notes due September 30, 2015. Pursuant to the Share Exchange Agreement, these notes became converted into a total of 5,250,000 shares of common stock.  These notes did not become convertible until the completion of the reverse acquisition and the conversion was effected through an exchange of the notes for 5,250,000 shares of common stock pursuant to the Share Exchange Agreement. Two of the lenders may be deemed related parties.  See Note 5.  The Company analyzed the convertible debt option for derivative accounting treatment under ASC Topic 815, "Derivatives and Hedging," and determined that the instrument does not qualify for derivative accounting.  The Company therefore performed an analysis to determine if the conversion option was subject to a beneficial conversion feature and determined that the instrument does have a beneficial conversion feature of $5,250 on March 31, 2015.  The $5,250 beneficial conversion feature was recorded to interest expense as the debt was exchanged for common stock on March 31, 2015. Two of the lenders are related parties.

On March 20, 2015, the Company effected a one-for-800 reverse stock split of its common stock pursuant to which each share of common stock then outstanding became one-800th of a share, with fractional shares being rounded up to the next higher whole number of shares.  All share and per share information has been retroactively adjusted to reflect the reverse split.

On March 31, 2015:
•
Pursuant to the Share Exchange Agreement, the Company issued 11,500,000 shares of common stock to the stockholders of LFC and 5,250,000 shares of common stock to the holders of convertible note holders of LFC.  As a result of the reverse acquisition accounting, these shares issued to the former LFC stockholders are treated as being outstanding from the date of issuance of the LFC shares.

•
The Company sold 2,500,000 shares of common stock to five investors at $0.08 per share, for a total of $200,000.  At March 31, 2015, the purchase price was held in escrow, and was released to the Company on April 2, 2015.

On April 1, 2016, the Company entered into a convertible promissory note payable for $40,000.  The note accrues interest at 10% annually and is due six months from the issue date.  The promissory note can be convertible into the common stock of the Company at a conversion rate of 50% of the lowest trading price during the twenty five (25) consecutive trading days prior to the notice of conversion.

On April 4, 2016, the Company entered into a note payable for $57,500.  The note accrues interest at 10% annually and is due six months from the issue date. In the Event of Default, at the option of the holder, the note payable can be convertible into the common stock of the Company at a conversion rate of 50% of the lowest trading price during the twenty (20) consecutive trading days prior to the notice of conversion.

Unless otherwise noted, the above referenced securities qualify for exemption from securities registration afforded by the provisions of Section 4(2) of the Securities Act, based on the following: (a) each of the persons to whom the shares of common stock were issued (each such person, an “Investor”) confirmed to the Company that it or he is an “accredited investor” as  defined in Rule 501 of Regulation D promulgated under the Securities Act and has such background, education and experience in financial and business matters as to be able to evaluate the merits and risks of an investment in the securities, (b) there was no public offering or general solicitation with respect to the offering of such shares,(c) each Investor was provided with certain disclosure materials and all other information requested with respect to the Company, (d) each Investor acknowledged that all securities being purchased were being purchased for investment intent and were “restricted securities” for purposes of the Securities Act, and agreed to transfer such securities only in a transaction registered under the Securities Act or exempt from registration under the Securities Act and (e) a legend has been, or will be, placed on the certificates representing each such security stating that it was restricted and could only be transferred if subsequently registered under the Securities Act or transferred in a transaction exempt from registration under the Securities Act.

Item 16. Exhibits and Financial Statement Schedules

2.1	Share Exchange Agreement dated March 31, 2015, by and among Cala Energy Corp., Lingerie Fighting Championships, Inc., and the Shareholders of Lingerie Fighting Championships, Inc.	Form 8-K filed with the Securities and Exchange Commission on April 7, 2015 and incorporated herein by reference.

2.2	Agreement and Plan of Merger dated April 1, 2015, by and among the Company and Lingerie Fighting Championships, Inc.	Form 8-K filed with the Securities and Exchange Commission on April 7, 2015 and incorporated herein by reference.

2.3	Articles of Merger effective as of April 1, 2015 with the Nevada Secretary of State.	Form 8-K filed with the Securities and Exchange Commission on April 7, 2015 and incorporated herein by reference.

3.1	Certificate of Change of the Company pursuant to Nevada Revised Statutes Section 78.209, as filed with the Secretary of State of the State of Nevada on March 20, 2015.	Form 8-K filed with the Securities and Exchange Commission on April 7, 2015 and incorporated herein by reference.

3.2	Amended and Restated Articles of Incorporation of the Company.	Form 10-K Filed with the Securities and Exchange Commission on May 5, 2014 and incorporated herein by this reference.

3.3	Amended Articles of Incorporation of the Company.	Form 10-K filed with the Securities and Exchange Commission on June 13, 2013 and incorporated herein by this reference.

3.4	Amended Articles of Incorporation of the Company.	Form 8-K filed with the Securities and Exchange Commission on March 31, 2010 and incorporated herein by this reference.

3.5	Amended and Restated Articles of Incorporation of Company	Form 8-K filed with the Securities and Exchange Commission on April 24, 2009 incorporated herein by this reference.

3.6	Articles of Organization of the Company.	Form 8-K filed with the Securities and Exchange Commission on April 24, 2009 and incorporated herein by this reference.

3.8	Bylaws of the Company	Form SB-2 filed with the Securities and Exchange Commission on December 12, 2007 and incorporated herein by this reference.

4.1	Form of 5% Convertible Promissory Note issued by the Lingerie Fighting Championships, Inc., in connection with the sale of convertible promissory notes.*	Form 8-K filed with the Securities and Exchange Commission on April 7, 2015 and incorporated herein by reference.

4.2	Form of 10% Senior Promissory Note issued by the Company, in connection with the sale of senior promissory notes.*	Form 8-K filed with the Securities and Exchange Commission on April 7, 2015 and incorporated herein by reference.

5.1**	Legal Opinion of Szaferman, Lakind, Blumstein & Blader, P.C.

10.1	Form of Founders Agreement, dated July 31, 2014, by and among Lingerie Fighting Championships, Inc., and Mohammed Ismail.	Form 8-K filed with the Securities and Exchange Commission on April 7, 2015 and incorporated herein by reference.

10.2	Form of Founders Agreement, dated July 28, 2014, by and among Lingerie Fighting Championships, Inc., Michelle C. Blanchard and Stephen J. Ureczky.	Form 8-K filed with the Securities and Exchange Commission on April 7, 2015 and incorporated herein by reference.

10.3	Form of Securities Purchase Agreement, by and among the Company and investors in the PPO financing.	Form 8-K filed with the Securities and Exchange Commission on April 7, 2015 and incorporated herein by reference.

10.4	Form of Escrow Agreement, by and among the Company, CKR Law, LLP and investors in the PPO financing.	Form 8-K filed with the Securities and Exchange Commission on April 7, 2015 and incorporated herein by reference.

10.5	2010 Long-Term Incentive Plan of the Company.	Form S-8, File No. 333-169007, filed with the Securities and Exchange Commission on August 23, 2010 and incorporated herein by this reference.

10.6 *	Investment Agreement between Company and Tangiers Global, LLC, dated as of April 4, 2016.

10.7 *	Registration Rights Agreement between Company and Tangiers Global, LLC, dated as of April 4, 2016.

10.8 *	Commitment Fee Promissory Note between the Company and Tangiers Global, LLC, dated as of April 4, 2016.

21.1	List of Subsidiaries.	Form 10-K filed with the Securities and Exchange Commission on May 29, 2014 and incorporated herein by this reference.

23.1 *	Consent of MaloneBailey LLP

23.2 **	Consent of Szaferman, Lakind, Blumstein & Blader, P.C. (included in Exhibit 5.1).

101.INS	XBRL Instance Document
101.SCH	XBRL Taxonomy Schema
101.CAL	XBRL Taxonomy Calculation Linkbase
101.DEF	XBRL Taxonomy Definition Linkbase
101.LAB	XBRL Taxonomy Label Linkbase
101.PRE	XBRL Taxonomy Presentation Linkbase

*	Filed herewith
**	To be filed by Amendment

Item 17. Undertakings.

(A) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Las Vegas, State of Nevada, on April 28, 2016.

LINGERIE FIGHTING CHAMPIONSHIPS, INC.

Date: April 28, 2016	By:	/s/ Shaun Donnelly
Shaun Donnelly
Chief Executive Officer and Chief Financial Officer
(Principal Executive Officer, Principal Financial Officer)

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following person on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Shaun Donnelly	Chief Executive Officer, Chief Financial Officer	April 28, 2016
Shaun Donnelly	(Principal Executive Officer, Principal Financial Officer), and Director